UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FEDERAL REALTY INVESTMENT TRUST
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 25, 2021

Dear Shareholders:

With the unprecedented global health pandemic and the social unrest experienced throughout the U.S, 2020 was a difficult year for our company and for our employees, tenants, shareholders and communities where we do business. From the earliest stages of the pandemic, we took action to protect the health and safety of our employees and the shoppers and residents who come to our properties. We also worked hard with those of our tenants who have had their businesses dramatically impacted by the pandemic to work in partnership with them to find a financial path forward where we could both continue to have successful long-term businesses when we get to the other side of COVID. Although there are still many challenges ahead, we believe we’ve positioned the company well to emerge from the pandemic in a strong position and to deliver long-term success. We’re proud of the work of our Board and our entire workforce in 2020 and look forward to sharing that with you.

On behalf of the Board of Trustees and the entire Federal team, we’d like you to join us at our 2021 Annual Meeting of Shareholders. Although we would love to be able to see everyone in person, we believe that the continuing impacts of COVID make it more prudent for us to hold our meeting virtually. This proxy statement includes important information for how you can join and ask questions in the meeting and about the matters that will be voted on at the meeting.

We look forward to your participation in the meeting and want to thank you for your continued support of Federal.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	Chief Executive Officer

The 2021 annual meeting of shareholders of Federal Realty Investment Trust will be held:

When:	Wednesday, May 5, 2021 9:00 A.M. Eastern Time
How:	Virtually at https://web.lumiagm.com/202329683

Shareholders will be permitted to ask questions during the meeting. Instructions for asking questions are included later in this proxy statement.

Proposal		For More Information	Board Recommendation
Proposal 1:	Election of our seven nominees to serve as trustees for a term of one year	Page 13	✓ For each nominee
Proposal 2:	Consideration of an advisory vote to approve executive compensation	Page 17	✓ For
Proposal 3:	Ratification of the appointment of Grant Thornton, LLP to serve as our independent registered public accountants for fiscal year 2021	Page 34	✓ For

Shareholders of record of Federal’s common shares of beneficial interest (“Shares”) (NYSE: FRT) at the close of business on March 16, 2021 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

March 25, 2021

Dawn M. Becker
Executive Vice President,
General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be held on May 5, 2021:

The proxy statement and annual report to shareholders, including our annual report on Form 10K for the year ended December 31, 2020 are available at www.federalrealty.com.

How to Vote

If you own your Shares directly with American Stock Transfer and Trust, LLC, you are a registered shareholder and can vote in person at the Annual Meeting or by proxy without attending the Annual Meeting through one of the following methods:

If you vote by internet or telephone, you will need the control number on your Notice of Internet Availability, proxy card or voting instruction form. Votes must be submitted by the close of the Annual Meeting to be counted for the meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the secretary in writing, submitting a proxy dated later than your original proxy, or attending the Annual Meeting and voting during the webcast. We strongly recommend that you vote your Shares in advance of the Annual Meeting. More detailed information on how to participate in our virtual annual meeting can be found in the “How to Vote” section on page 40.

About Federal

Federal Realty Investment Trust is an S&P 500 company founded in 1962 that owns, operates and redevelops high-quality retail based real estate located primarily in major coastal markets from Washington, D.C. to Boston as well as San Francisco and Los Angeles. Federal’s mission is to deliver long term, sustainable growth through investing in communities where retail demand exceeds supply. Our expertise includes creating urban, mixed-use neighborhoods like Santana Row in San Jose, California, Pike & Rose in North Bethesda, Maryland and Assembly Row in Somerville, Massachusetts. These unique and vibrant environments that combine shopping, dining, living and working provide a destination experience valued by their respective communities. Our 101 properties include approximately 2,800 commercial tenants, in more than 23 million square feet, and approximately 2,900 residential units.

Throughout this proxy statement, we use the terms “Federal”, “Company”, “we”, “our” and “us” to refer to Federal Realty Investment Trust and the terms “Board” and “Trustees” to refer to the Board of Trustees of Federal Realty Investment Trust and individual members of the Board.

Summary Information

COVID-19 Response

The Company devoted a substantial amount of time and effort in 2020 to responding to the human and financial impact of the COVID-19 pandemic while maintaining the focus on positioning the Company for long-term future growth after the impacts of COVID-19 have dissipated. From the outset of the pandemic, the Company took actions to protect and assist our employees, our tenants, visitors to our properties and the communities in which we do business and to respond to the business impact from the pandemic.

Our Employees: Throughout the entirety of the pandemic, we maintained our full workforce with no layoffs, furloughs or modifications to employee compensation or benefits. We quickly transitioned the majority of our work force to working from home and provided enhanced health, wellness and other support resources to help everyone deal with the impacts of the pandemic.

Our Properties and Tenants: We quickly implemented health, safety and convenience measures at our properties for the benefit of our commercial tenants and the shoppers who patronized their businesses as well as for our residential and office tenants. We also partnered with many of our commercial tenants by modifying the financial obligations under their leases where their businesses were severely impacted by government imposed restrictions and also assisted them in identifying and securing federal, state and local aid available to combat the impacts of COVID-19.

Our Shareholders: Very quickly after the potential impact of the pandemic started to become clear, we fully drew down our $1 billion line of credit to ensure sufficient liquidity to continue to operate our business. We raised additional capital throughout the course of 2020 and ultimately repaid the line of credit. We ended 2020 with a fully undrawn line of credit and $800 million of cash on our balance sheet which we believe positions us well to weather the impacts from COVID-19 without jeopardizing the long-term prospects of the Company.

2020 Company Performance

The COVID-19 pandemic had a significant impact on our business. Many of our tenants were unable to fully operate their businesses for substantial portions of 2020 and as a result, those tenants were unable to pay the full rent owing under their leases during 2020 which is our primary source of revenue. We modified rent obligations under approximately 1,200 of our commercial leases in response to the COVID-19 pandemic as a way to help keep our tenants in business while their operations were impacted and to maximize our rent collections. Our total revenue decreased by approximately 11% from $935.8 million in 2019 to $835.5 million in 2020, largely the result of the impacts of the pandemic. Although our revenues were down significantly, we were not able to reduce operating expenses by any significant amount as we needed to continue to keep our properties operational and safe for the essential businesses that remained open and operating in our properties and their customers. That resulted in our property operating income declining 14% from $637.0 million in 2019 to $545.3 million in 2020. To ensure we had sufficient liquidity to continue our business during COVID, we raised $1.6 billion of new capital in 2020 which was in excess of our planned capital needs for the year. As a result, we carried significant cash balances on our balance sheet during most of 2020 which adversely impacted our earnings. The combination of our decline in revenues and capital activities were primary causes of our funds from operations per diluted share (“FFO”) decreasing to $4.38 in 2020 from $6.17 in 2019. See our Annual Report on Form 10-K for more information on the impact of COVID-19 on our business in 2020 and our calendar year 2020 performance.

Property operating income and FFO per share are non-GAAP financial measures that we consider significant in our business. More information on each of these measures can be found on Appendix A.

Corporate Responsibility and Human Capital Management

Corporate responsibility is a high priority for the Company. Our focus on environmental, social and governance principles (“ESG”) is embedded into the way we do business at every level of our organization. We believe that we can own, operate, develop and redevelop our real estate assets incorporating environmental and societal considerations in a way that is beneficial for our stakeholders. Our ESG matters are governed at the highest level starting with our Nominating and Corporate Governance Committee (“Nominating Committee”) that has direct oversight responsibility for our ESG efforts on behalf of the Board. Internally, our ESG matters are overseen by our Executive Vice President-General Counsel and Head of Sustainability with support from key department heads and an interdisciplinary council made up of employees representing different functional areas, different offices and different employee demographics.

We have aligned our ESG efforts with the United Nations Sustainable Development Goals, focusing on the following goals where our business can have the most impact:

We require that all investments presented to our Board or internal Investment Committee address the ESG impact of the proposed investment in alignment with these goals.

Environmental Sustainability

We have a long-standing commitment to owning, operating, developing and redeveloping our assets in a way that minimizes their impact on the environment, in particular, lowering greenhouse gas (“GHG”) emissions, over the long-term. Some of our highlights include:

Actively developing and using solar power. We have installed and own outright solar arrays on approximately 25% of our properties with capacity to generate in excess of 13 million kWhs of power annually. We have additional solar projects in process that are expected to increase our capacity for on-site solar energy production to more than 15 million kWhs per year. Our on-site solar arrays produced 13% of the electricity purchased for our properties in 2019, including providing electricity to numerous of our tenants who purchase our solar power directly. We were ranked 4th in the real estate sector by Solar Energy Industry Association in on-site solar capacity in 2019.1

Investing in energy reduction technology. We continue to upgrade lighting in the common areas of our properties to LED as a way to reduce overall energy consumption. We have focused on the common area of our properties because it is the largest contributor to energy consumption at our properties that we as landlord can control and readily impact. Approximately 60% of our portfolio has been upgraded in whole or in part to LED lighting with more in process. Our efforts to improve energy efficiency led to a 12% reduction in our like for like common area electricity consumption in the three years of 2017 through 2019.

Procuring energy from low carbon sources. We work with a third party to manage our energy procurement strategy in regions where we can purchase energy directly from an energy supplier rather than from the utility. In these regions, we purchase renewable energy where available and financially viable. In 2019, 45% of the electricity we purchased at our properties came from low carbon sources with 13% of that amount being generated by our on-site solar arrays and the remaining 32% coming from other low carbon sources such as hydropower and nuclear.

Supporting electrification infrastructure for automobiles. We are supporting the conversion to electric vehicles by providing 200 EV changing stations that are currently operational on our properties with 51 more in process.

Building and investing to minimize environmental impact. We have invested approximately $1 billion in 16 LEED certified projects to date with 5 more projects totaling another $1 billion in progress. All nine of the newly constructed buildings in our Pike & Rose project have achieved LEED certification which contributed to the entirety of Pike & Rose earning a LEED for Neighborhood Development Stage 3 Gold certification. As part of these developments, we purchased more than 7,000 MWh of renewal energy credits and it is estimated that our energy usage on these buildings has been reduced by 19% from the LEED baseline which is an estimated avoidance of 7,622 metric tons of CO2 emissions annually. Our development and redevelopment projects also prioritize the reuse of existing materials to minimize the need to produce and transport additional product, again minimizing our GHG emissions.

1 COVID-19 significantly impacted our operations in 2020 and a result, operating data for 2020 is not comparable. We are using 2019 data for comparability purposes.

Valuing Our Culture and Our Team

Having a team of dedicated and talented employees is critical to our long-term success. We take a holistic approach to hiring, developing and retaining our employees with the tone set by the Board and the oversight provided by our Compensation and Human Capital Management Committee (“Compensation Committee”).

Our Culture: It starts with creating a culture that motivates, inspires and challenges our team. The foundation of that culture is based on our four core values that guide each employee’s approach to his or her job and also guides our interactions internally as well as with our partners and other stakeholders:

Excellence “Be Outstanding”	◆ Strive to be best in class ◆ Embrace change ◆ Be determined to succeed	Integrity “Make Us Proud”	◆ Always do the right thing ◆ Be trustworthy, fair and respectful ◆ Value diversity in all respects ◆ Value what makes us unique

Accountability “Own It”	◆ Do what you say you’re going to do ◆ Take ownership of your work quality ◆ Take pride in team achievements ◆ Be accountable for what you do	Innovation “Be Progressive”	◆ Innovate and challenge the norm ◆ Be creative ◆ Take smart risks ◆ Learn from setbacks

Our Talent: We invest in our talent in many ways that go beyond providing market competitive compensation. We support the health and wellness of our employees through a wide range of benefits that includes providing a working environment that promotes health and well-being. Two-thirds of our office employees are located in LEED Gold certified office buildings with ergonomically designed work-stations including those in our corporate headquarters where we earned a Fitwel certification recognizing the high level of health and wellness features provided in the office. Our wellness program also supports our commitment to the community as we leverage wellness motivation with rewards that are linked to social causes that give back to the community. We have also made significant investments in systems that not only allow us to train employees to develop new skills but improves the quality of their work experience by allowing them to focus their efforts on the intellectually challenging and motivating aspects of their job instead of tedious, routine tasks and by providing them with more flexibility performing their job to promote greater work life balance. The success in managing our team is evident in the fact that we had a 94% retention rate in 2020 and the average tenure of our employees is more than 8 years as of the end of 2020.

Recognition: Our efforts were recognized in 2020 by the Alliance for Workplace Excellence with their Workplace Seal of Approval (13th consecutive year), Health & Wellness Seal of Approval (13th consecutive year), and EcoLeadership Award (10th consecutive year). The Alliance for Workplace Excellence is an organization that recognizes employers throughout the United States for their exemplary commitment to building excellent places to work.

Corporate Governance

Federal’s corporate governance principles, guidelines and practices are designed to support consistent financial performance and long-term value creation for our shareholders. They incorporate the regulatory requirements under which we operate, recognized effective governance practices and the basic structure for effective leadership and oversight by our Board and our senior management team.

Corporate Governance Framework

The functioning of the Board is guided by our Corporate Governance Guidelines which provide a framework for governance of the Company and set forth the responsibilities of the Board. The Corporate Governance Guidelines are supplemented by committee charters and other governance documents that are reviewed on a regular basis by the Board to ensure that they remain effective given then-current conditions. In addition, we have adopted a Code of Ethics that applies to our senior financial officers as required by law.

Complete copies of our Corporate Governance Guidelines, Committee Charters, Code of Business Conduct, Code of Ethics for Senior Financial Officers and other governance documents are available in the Investor/Corporate Governance section of our website at www.federalrealty.com.

Key Governance Policies and Practices

Some of the key governance policies and practices that govern the Company include the following:

Board Composition	✓ Independent Non-Executive Chairman since 2003

✓ Independent Committees

✓ Annual Board and Committee Evaluations

✓ Annual Individual Trustee Evaluations

Shareholder Rights	✓ Annual election of Trustees

✓ Shareholder approval required to classify the Board

✓ Majority voting in uncontested elections

✓ Proxy access for shareholders (New)

✓ No poison pill

Key Policies	✓ Pay for performance compensation philosophy

✓ Prohibition on hedging and pledging our stock

✓ Stock ownership guidelines for Trustees and senior management

✓ Clawback policy in place

Our Board

Refreshment and diversification were priorities of the Board in 2020. These efforts led to Nicole Y. Lamb-Hale and Anthony P. Nader, III being added to the Board on September 1, 2020 to fill the planned vacancies that would be created by the departures of Joseph S. Vassalluzzo (age 73) and Jon E. Bortz (age 64), neither of whom are standing for reelection in 2021. Information about each of Ms. Lamb-Hale and Mr. Nader is included below under “Proposal 1 - Election of Seven Trustees”. The Board believed it was critical to have a significant period of time during which our new Trustees were able to serve on the Board with all of our current Trustees in order for them to get the broadest range of Board perspectives and insights into our business and to get up to speed as quickly as possible.

This is especially critical in the real estate business given that the decisions made by the Board on real estate projects often take years to come to fruition and have long-term impacts that cannot easily be changed. Further changes to our Board will be determined based on individual Trustee performance evaluations and the ongoing evaluation of the skill sets of our Trustees to ensure that they provide the full range of expertise needed to effectively carry out their fiduciary obligations to oversee the Company on behalf of our shareholders.

Board of Trustees Nominee Information and Statistics

The chart below provides a snapshot of information about the nominees standing for election to the Board in 2021. It does not include information for either Mr. Vassalluzzo or Mr. Bortz who are currently Trustees but are not standing for re-election at the 2021 shareholder meeting.

Board Composition and Independence

With the addition of two new Board members in September 2020, the size of our Board was increased from seven to nine trustees. Mr. Vassalluzzo and Mr. Bortz who have served on the Board since 2002 and 2005, respectively, will serve out their current term to the 2021 Annual Meeting but will not stand for reelection at the meeting. At that point, assuming all nominees are elected, our Board will be comprised of seven trustees including three women and one representative of an underrepresented minority group. Further, two of our four Board leadership positions are held by women.

Before nominating any individual to the Board whether at the annual meeting or otherwise, the Board conducts a complete review of each potential nominee to determine whether that individual is independent. That review takes into account all relationships between us and the nominee that could impact the nominee’s ability to exercise independent judgment as well as the independence requirements outlined in our Corporate Governance Guidelines and the New York Stock Exchange (“NYSE”) listing manual. Our Corporate Governance Guidelines include a standard that a Trustee’s position as a director, officer or owner of a company with which we do business does not constitute a material relationship so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company. After this review, the Board determined that all of our Board members other than Mr. Ordan and Mr. Wood are independent. In determining that Mr. Nader is independent, the Board considered certain indirect passive investments Mr. Nader has in a small number of the Company’s tenants and determined that such investments did not constitute a material relationship with the Company and would not interfere with Mr. Nader’s ability to exercise independent judgment. Mr. Ordan is not considered independent under NYSE listing standards because within the last three years, our chief executive officer, Mr. Wood, served on the compensation committee of QCP Properties, Inc. (“QCP”) while Mr. Ordan served as the chief executive officer of QCP. Mr. Wood’s board service at QCP ended in July 2018 and as a result, starting in August 2021, the Board may determine that Mr. Ordan is independent.

Building the Right Board for Federal

Primary responsibility for identifying and recommending individuals to be added to the Board and stand for election by shareholders has been delegated to the Nominating Committee. The Nominating Committee focuses on identifying individuals who have the highest personal and professional integrity, have demonstrated exceptional intelligence and judgment, have proven leadership skills, are committed to our success, have the requisite skills necessary to advance our long term strategy which is so critical in the real estate industry, and have the ability to work effectively with our Chief Executive Officer and other members of the Board. For incumbent Trustees, the Nominating Committee also takes into account his/her performance as a board member which is evaluated annually and the need to periodically refresh the Board. Also critical to the consideration is ensuring there is diversity on the Board that can bring different viewpoints to discussions reflecting their diverse backgrounds and experiences. The Board believes that a diversity of skills, ages, tenure, gender and ethnicity are all factors to be considered, consistent with the goal of creating a Board that best serves the needs of the Company and our shareholders. The Board has not established any specific diversity goals but made diversity a priority as part of the Board refreshment in 2020.

To identify, recruit and evaluate qualified candidates for the Board, the Board first looks to individuals known to current Board members through business and other relationships. If the Board is not able to identify qualified candidates in that way, the services of a professional search firm would be used. Both Ms. Lamb-Hale and Mr. Nader were recommended through existing business relationships. Each Board member met individually with Ms. Lamb-Hale and Mr. Nader before the unanimous decision was made to add them to the Board.

Shareholders are also able to nominate individuals to stand for election to our Board by following the procedures set forth in our Bylaws. In February 2021, the Board approved amending the Company’s Bylaws to implement proxy access. As amended, our Bylaws permit a shareholder, or a group of up to 20 shareholders, that has continuously owned for 3 years at least 3% of the Company’s outstanding common shares of beneficial interest to nominate and include in the Company’s annual meeting proxy materials up to the greater of two trustees or 20% of the number of trustees serving on the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements set forth in our Bylaws. For further information regarding submission of a trustee nominee using the Company’s proxy access Bylaw provision or otherwise, see the “Shareholder Proposals for 2022 Annual Meeting” section at page 42.

The following table below summarizes certain of the key areas of experience and expertise for our nominees that help to support our long-term business strategy and as a result are relevant when considering candidates for election to the Board.

Board Leadership

Since 2003, our Board has been operated under a structure that includes a non-executive chairman. The Board believes that its oversight function is enhanced by having an independent trustee in that leadership role and in a position to set the agenda for, and preside over, meetings of the Board. We also believe that our leadership structure enhances the active participation of our independent trustees and provides an effective way to ensure that our non-management trustees are fully informed and have the opportunity to fully debate all important issues in order to fulfill their oversight responsibilities and hold management accountable for the performance of the Company. This also allows our Chief Executive Officer to focus his time on running our day-to-day business. Our Non-Executive Chairman presides at all meetings of the Board and all executive sessions of the non-management and independent trustees. Mr. Vassalluzzo currently serves as the Non-Executive Chairman and will remain in that position until his term ends with the 2021 Annual Meeting. At that point, Mr. Faeder, assuming he is elected at the Annual Meeting, will become the Non-Executive Chairman of the Board.

Board Meetings

The Board of Trustees held 7 meetings in 2020 which because of COVID-19 related restrictions, were conducted in various combinations of in-person and video conference. On average, our Trustees attended 98% of all meetings of the Board and 100% of all committee meetings during 2020. It is our policy for all Trustees to attend our annual meeting of shareholders absent exceptional cause and all of our Trustees did attend our 2020 Annual Meeting of Shareholders which was held virtually because of COVID-19 restrictions.

Board Committees

The Board has three standing committees – the Audit Committee, the Compensation Committee and the Nominating Committee. Each committee operates under a written charter that is available in the Investors/Corporate Governance section of our website at www.federalrealty.com. Each committee member meets the independence, experience and, with respect to the Audit Committee, the financial literacy requirements of the NYSE, the Securities and Exchange Commission (“SEC”) and our Corporate Governance Guidelines. Over the past year, the charter of the Compensation Committee was updated to specifically require that the committee oversee our general human resource policies and practices for our entire workforce and the Nominating Committee charter was updated to specifically require that committee to oversee our ESG efforts. Although these topics have always been covered in Board meetings, the Board believes that these critical issues should have the heightened level of attention that committees can bring to bear. Information about each of these committees is included in the charts below:

Audit Committee

Members:	The Audit Committee responsibilities include the following:
Gail P. Steinel (Chair)* Jon E. Bortz* David W. Faeder* Anthony P. Nader*◆	● Selecting our independent auditor and approving and overseeing its work ● Overseeing our financial reporting, including reviewing results with management and our independent auditor
# of 2020 Meetings: 4	● Overseeing our internal systems of accounting and control
* Qualifies as an “audit committee financial expert” as defined by the SEC	● Overseeing financial, cybersecurity and similar risks with regular quarterly updates on each of these topics.

◆ Joined the Audit Committee on November 4, 2020	Each member of the Audit Committee is “independent” as defined by the SEC, the NYSE and our Corporate Governance Guidelines.

More information on the Audit Committee is included in the Audit Committee Report and “Proposal 3: Ratification of Independent Auditor” beginning on page 34.

Compensation and Human Capital Management Committee

Members:	The Compensation Committee responsibilities include the following:
David W. Faeder (Chair) Elizabeth I. Holland Nicole Y. Lamb-Hale◆ Gail P. Steinel Joseph S. Vassalluzzo	● Reviewing and recommending compensation for our senior officers ● Administering and making awards under our long-term incentive award plans ● Administering other benefit programs of the Company
# of 2020 Meetings: 2	● Overseeing our strategies and policies related to key human resources policies and practices for all employees (New)

◆ Joined the committee on November 4, 2020	Each member of the Compensation Committee is “independent” as defined by the NYSE and our Corporate Governance Guidelines.

The Compensation Committee Report is included at page 27 of this proxy statement and more detail on the work of the Compensation Committee is included in the “Compensation Discussion and Analysis” beginning on page 18.

Nominating and Corporate Governance Committee

Members:	The Nominating Committee responsibilities include the following:
Elizabeth I. Holland (Chair) Jon E. Bortz Nicole Y. Lamb-Hale◆ Anthony P. Nader◆ Joseph S. Vassalluzzo	● Recommending individuals to stand for election to the Board ● Making recommendations regarding committee memberships ● Overseeing our corporate responsibility and sustainability efforts
# of 2020 Meetings: 2	and strategy, including quarterly updates on our strategy, progress and priorities (New)
◆ Joined the committee on November 4, 2020	● Overseeing our corporate governance policies and procedures, including Board and Trustee evaluations

Each member of the Nominating Committee is “independent” as defined by the NYSE and our Corporate Governance Guidelines.

Board and Committee Evaluations

The Board and each committee conducts an annual assessment of its effectiveness. The assessment is conducted as an open discussion in the last meeting of the year and specifically addresses areas identified in materials circulated in advance of the meeting as well as any other topic raised during the discussion. In addition, annual evaluations are conducted for each individual trustee. That process is conducted by the chair of the Nominating Committee who circulates a written questionnaire to each Trustee who then completes a questionnaire evaluating the performance of each of the other Trustees. The questionnaires are returned to the Nominating Committee chair who assembles the feedback and has individual conversations with each Trustee about the results of his/her evaluation including identifying any areas that need improvement. The one-on-one discussions are also used as an opportunity for any individual Trustee to raise any other Board related topics they would like to discuss. The Non-Executive Chairman runs this same process for the evaluation of the chair of the Nominating Committee. At the Company’s first meeting each year, the Nominating Committee chair and the Non-Executive Chairman provide an overview of the results of the evaluations to the entirety of the Board.

Board’s Risk Management Oversight

The Board is responsible for overseeing enterprise level risk of the Company and does so directly and through its committees. The entire Board regularly receives updates from management on the continued viability of our business plan, market conditions, capital position, and our business results and specifically reviews potential business risks. Those updates were more frequent in 2020 as the impacts of COVID-19 were assessed and the strategies and plans for operating through the pandemic were discussed regularly. The Board reviews that information together with our quarterly and annual financial statements and operating results and short and long-term business prospects to assess the risks that we may encounter and to establish appropriate direction to avoid or minimize the potential impact of the identified risks. Some of the details that are discussed as part of the Board’s review of potential risks facing us include, without limitation:

●	the impact of market conditions on our business;
●	operational risks to the rental stream and growth potential of our properties;
●	liquidity and credit risks, including our ability to access capital to run and grow our business and our overall cost of capital and the impact on our profitability;
●	investment risks from acquisitions and our development and redevelopment projects;
●	regulatory risks that may impact our profitability;
●	risks relating to our status as a real estate investment trust;

●	environmental related risks including the physical and transitional risks to the Company in connection with climate change;
●	human capital risks particularly as it relates to our ability to attract and retain high quality employees critical to our business;
●	cybersecurity risks; and
●	general risks inherent in the real estate industry.

During 2020, a significant portion of the risk discussions and review conducted by the Board were focused on the impact of COVID-19 both for the short-term ability of the Company to continue its business operations as well as the potential longer-term impacts.

Compensation Risk Assessment

In February 2021, our Compensation Committee reviewed our compensation policies and practices for all of our employees to determine whether any of such policies or programs created any risk that is reasonably likely to have a material adverse effect on the Company. Based on that review, the Committee does not believe that our compensation programs encourage unnecessary or excessive risk taking. Specifically, the incentive compensation of 94% of our employees is based solely on corporate performance objectives. For the approximately 6% of our employees who earn all or a portion of their compensation from commissions or bonuses earned by completing leasing transactions or closing acquisitions, they cannot complete any deals without first obtaining approvals from either the Board and/or one or more members of senior management whose incentive compensation is tied to corporate performance.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Faeder, Ms. Holland, Ms. Lamb-Hale, Ms. Steinel and Mr. Vassalluzzo. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Company.

Communications with the Board

Any shareholder or other interested party may communicate with the Board or any Trustee by sending the communication to our corporate offices at 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852 in care of our Secretary. All communications should identify the party to whom it is being sent. Any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for our Non-Executive Chairman of the Board. Our Secretary will promptly forward to the appropriate Trustee all communications received for the Board or any individual Trustee which relate to our business, operations, financial condition, management, employees or similar matters. Our Secretary will not forward to any Trustee any advertising, solicitation or similar materials.

Trustee Compensation

Our non-management Trustees were eligible to receive the following types and amounts of compensation for service on the Board and its committees in 2020. No changes were made to Trustee compensation for 2021. All amounts are prorated for any partial years of service and Shares issued are fully vested on the grant date.

Non-Executive Chairman	$110,000 annual retainer paid in cash
$165,000 annual retainer paid in Shares
Non-Management Trustees	$80,000 annual retainer paid in cash
$120,000 annual retainer paid in Shares
Audit Committee Chair	$25,000 chair fee paid in cash
Compensation Committee Chair	$15,000 chair fee paid in cash
Nominating Committee Chair	$15,000 chair fee paid in cash

In addition to the annual retainer for the Non-Executive Chairman described above, Mr. Vassalluzzo received administrative support for both Company business and his personal use from our regional office in Wynnewood, Pennsylvania. There were no additional fees paid or services provided to any Trustee for service on any of the Board committees or for attendance at any Board or committee meetings other than those described above.

The actual compensation awarded to our Trustees for service in 2020 was as follows:

	Annual Retainer		Committee	All Other
Name	Paid in Cash	Paid in Shares(1)	Chair Fees	Compensation	Total
Jon E. Bortz	$80,000	$120,000	$-		$200,000
David W. Faeder	$80,000	$120,000	$15,000	$-	$215,000
Elizabeth I. Holland	$80,000	$120,000	$15,000	$-	$215,000
Nicole Y. Lamb-Hale(2)	$26,667	$40,000	$-	$-	$66,667
Anthony P. Nader, III(2)	$26,667	$40,000	$-	$-	$66,667
Mark S. Ordan	$80,000	$120,000	$-	$-	$200,000
Gail P. Steinel	$80,000	$120,000	$25,000	$-	$225,000
Joseph S. Vassalluzzo(3)	$110,000	$165,000	$-	$8,700	$283,700
Total	$563,333	$845,000	$55,000	$8,700	$1,472,033

(1)

Shares were issued on January 4, 2021 with the number of Shares received by each Trustee determined by dividing the amount to be paid in Shares by $85.12, the closing price of our Shares on the NYSE on December 31, 2020.

(2)	Pro-rated for partial year of service beginning September 1, 2020.
(3)

The amount in the “All Other Compensation” column represents the estimated value of the administrative services we make available to Mr. Vassalluzzo. We do not believe there is any incremental cost to us of providing this administrative support.

Trustees are required to maintain ownership of our Shares having a value equal to 5 times the amount of their annual cash retainer. This requirement must be met within 5 years after joining the Board. As of December 31, 2020, neither Ms. Holland, Ms. Lamb-Hale, Mr. Nader nor Mr. Ordan met the ownership requirements. Each of these individuals joined the Board within the last 4 years and we expect each of them to be in compliance within the 5-year time frame.

Proposal 1: Election of Seven Trustees

Our Board, on recommendation of the Nominating Committee, has nominated seven of our current Trustees to stand for election at the 2021 Annual Meeting. All Trustees elected at the meeting will hold office until the 2022 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. Neither Mr. Vassalluzzo nor Mr. Bortz will stand for re-election although both will continue to serve for the remainder of their current terms through the 2021 Annual Meeting.

You are entitled to cast one vote per Share for each of the seven named individuals. Proxies may not be voted for more than seven individuals. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal. Our Bylaws require that a nominee receive a majority of votes cast in order to be elected. Any nominee who does not receive a majority of votes cast will be required to submit a resignation to the Nominating Committee which would then make a recommendation to the Board as to whether to accept the resignation. The decision by the Board on any resignation would be publicly disclosed, along with the rationale for the decision, within 90 days after the election. We believe this process is a best practice and provides accountability to our shareholders. Over the past 5 years, each of our Trustee nominees who have been voted on at our annual meetings in those years has received on average 96% of the votes cast.

✓ Our Board recommends a vote FOR each of the seven Trustee nominees

Information regarding our nominees, including their qualifications and principal occupations, as well as the key experience and qualifications that led the Board to conclude each nominee should serve as a trustee, is provided below.

David W. Faeder	Federal Committees:	Current Public Company Boards:
	● Compensation (Chair)	● Federal Realty
Age: 64 Trustee Since: 2003	● Audit	● Arlington Asset Investment Corp.
Non-Executive Chairman Elect

Background:

Mr. Faeder has been the managing partner of Fountain Square Properties since 2003 where he focuses on the ownership, operation and development of senior housing. Prior to that, he held various positions at Sunrise Senior Living from 1993 to 2003. Those positions included Vice Chairman, President and Executive Vice President-Chief Financial Officer. Mr. Faeder began his career in public accounting before moving into investment banking immediately prior to joining Sunrise. Mr. Faeder received a BS in Business Administration from Old Dominion University and an MBA from the Colgate Darden Graduate School of Business at the University of Virginia. Mr. Faeder has been designated by the Board as an audit committee financial expert in accordance with the SEC definition.

Skills and Qualifications:

Mr. Faeder has deep levels of experience in leadership, real estate investment and development as well as finance and accounting acquired from his time as a private investor and as a REIT CFO coupled with his public company and accounting background. This experience provides valuable perspective on our investment decisions, alignment of our capital structure to support those investments and on our financial reporting.

Elizabeth I. Holland	Federal Committees:	Current Public Company Boards:
	● Nominating (Chair)	● Federal Realty
Age: 55 Trustee Since: 2017	● Compensation	● Vici Properties, Inc.

Background:

Ms. Holland is the Chief Executive Officer of Abbell Credit Corporation and Abbell Associates, LLC, a private real estate company. She has held that position since 1997. Prior to that, she served as a senior staff attorney on the Congressional Bankruptcy Review Commission (1996-1997), as a business reorganization attorney at Skadden, Arps, Slate, Meagher & Flom (1993-1996) and as a fixed income portfolio manager at Brown Brothers Harriman & Company from (1989-1990). From 2016-2017, Ms. Holland served as the Chairman of the Board of Trustees for the International Council of Shopping Centers and has served as a trustee for that organization since 2004. Ms. Holland earned a BA from Hamilton College and a JD from Brooklyn Law School. In addition to her public board service, Ms. Holland serves on the boards of 1000 Friends of Iowa, a non-profit organization focused on responsible land use, and Primo Center for Women & Children whose mission is to provide family shelter and permanent supportive housing and other supportive services to homeless families in Chicago.

Skills and Qualifications:

Ms. Holland brings valuable insights into retailers and the retail industry in general from her time in leadership positions with the International Council of Shopping Centers and her own investing experience in retail real estate as well as a wealth of business and leadership experience from running a private real estate company. Those perspectives are invaluable for a retail based real estate company.

Nicole Y. Lamb-Hale	Federal Committees:	Current Public Company Boards:
	● Nominating	● Federal Realty
Age: 54 Trustee Since: 2020	● Compensation	●

Background:

Ms. Lamb-Hale is a Managing Director at Kroll, a division of Duff & Phelps, a global provider of risk management solutions, a position she has held since 2016. She is head of Duff & Phelps’ Washington, DC office, chairs the firm’s Committee on Foreign Investments in the US and National Security practice and co- chairs the firm’s Educational Investigations practice. Prior to joining Kroll, Ms. Lamb-Hale was a Senior Vice President at Albright Stonebridge Group (2013-2016), a global strategy consultancy, and served as the Assistant Secretary of Commerce for Manufacturing and Services in the International Trade Administration of the U.S. Department of Commerce (2010-2013) and as the Deputy General Counsel for the U.S. Department of Commerce (2009-2010). Ms. Lamb-Hale is a licensed attorney who began her career at law firms (1991-2009) where she practiced in the areas of business restructuring and public finance. Ms. Lamb-Hale earned an AB in Political Science from the University of Michigan and a JD from Harvard Law School. In addition to her service on Federal’s Board, Ms. Lamb-Hale serves on the boards of various non-profit groups including the American Leadership Initiative, The Holton Arms School, Shiloh Baptist Church of Washington, D.C. and the Center for International Private Enterprise.

Skills and Qualifications:

Ms. Lamb-Hale’s 30 years of experience, spanning the private and public sectors, in law, risk mitigation and restructuring, coupled with her leadership skills gained from her varied executive roles, provides the company with diverse and valuable insights as it develops and implements its current and long-term business strategies.

Anthony P. Nader, III	Federal Committees:	Current Public Company Boards:
	● Audit	● Federal Realty
Age: 57 Trustee Since: 2020	● Nominating	● Arlington Asset Investment Corp.

Background:

Mr. Nader is a Managing Director of SWaN & Legend Venture Partners, an investment firm that Mr. Nader co-founded in 2006, with investments in growth-oriented companies. Mr. Nader also serves as Vice Chairman of Asurion, a privately held company with over 19,000 employees that provides technology protection to approximately 300 million customers worldwide. In 2008, Mr. Nader successfully merged his prior company, National Electronics Warranty (“NEW”) with Asurion. Mr. Nader joined NEW in 1990 as Chief Operating Officer, was named President in 1999 and Chief Executive Officer in 2006, a position he held until 2013. Under his leadership, NEW grew to be the largest global provider of extended service plans for the consumer electronics and appliance industry. Mr. Nader earned a BSBA in Finance from John Carroll University and an MBA from Weatherhead School of Management at Case Western Reserve University. Mr. Nader also serves as the Chairman of the Inova Health System Board of Trustees. Mr. Nader has been designated by the Board as an audit committee financial expert in accordance with the SEC definition.

Skills and Qualifications:

Mr. Nader provides our Board with more than 30 years of business and leadership experience as well as a deep investment background in both real estate and growth-oriented companies including retailers. This background complements others on our Board and adds to our depth of financial and investing expertise that is so critical to the success of the Company.

Mark S. Ordan	Federal Committees:	Current Public Company Boards:
	● None	● Federal Realty
Age: 62 Trustee Since: 2019		● Mednax, Inc.

Background:

Mr. Ordan currently serves as Chief Executive Officer of Mednax, Inc., a position he has held since 2020. Mednax is a physician-led health care organization that partners with hospitals, health systems and health care facilities to offer clinical services spanning the women’s and children’s continuum of care. Prior to joining Mednax, Mr. Ordan held chairman and Chief Executive Officer roles with Quality Care Properties, Inc. (2016-2018), Washington Prime Group (2015-2016), Sunrise Senior Living (2008-2013), The Mills Corporation (2006-2007), Balducci’s (2003-2006), High Noon Always (1999-2003), Chartwell Health Management (1996-1999) and Fresh Fields Market (1989-1996). He began his career in investment banking at Goldman Sachs in 1983. Mr. Ordan earned a BA from Vassar College and an MBA from Harvard Business School. Previously, Mr. Ordan served on the public company boards of VEREIT, Inc. (2015-2020), Forest City Realty Trust (2018), Quality Care Properties (2016-2018) and Washington Prime Group (2014-2017).

Skills and Qualifications:

Mr. Ordan provides our Board with many years of leadership and governance experience from his years of serving as CEO of multiple companies and as CEO and a director of other public traded REITs. This is in addition to the retailing understanding he adds to the Board from his prior experiences of founding and running multiple gourmet grocery and other food concepts.

Gail P. Steinel	Federal Committees:	Current Public Company Boards:
	● Audit (Chair)	● Federal Realty
Age: 64 Trustee Since: 2006	● Compensation

Background:

Ms. Steinel is the owner of Executive Advisors (2007-present), a business that provides consulting services to chief executives and senior officers and leadership seminars/speeches to various organizations. Prior to creating her own consulting firm, Ms. Steinel was the Executive Vice President of Global Commercial Services of Bearing Point (2002-2007) and a global managing partner for Arthur Andersen’s Business Consulting Practice (1984-2002) after beginning her career as an auditor at Arthur Andersen (1977-1984). Ms. Steinel received a BA in Accounting from Rutgers University. Ms. Steinel’s public company board service experience includes MTS Systems Corporation (2009-2020). In addition to her public board service, Ms. Steinel also serves on the boards of DAI, an international development company that tackles fundamental social and economic development problems caused by inefficient markets, ineffective governance, and instability, and the Center for Hope & Safety, a nonprofit that assists women and children suffering from domestic violence. Ms. Steinel has been designated by the Board as an audit committee financial expert in accordance with the SEC definition.

Skills and Qualifications:

Ms. Steinel has over 35 years of experience in auditing, leadership, leadership development and financial systems that provides us with valuable insights on leadership, leadership development, risk management and systems operations.

Donald C. Wood	Federal Committees:	Current Public Company Boards:
	● None	● Federal Realty
Age: 60 Trustee Since: 2003

Background:

Mr. Wood currently serves as our Chief Executive Officer, a role he has held since 2003. Before assuming that role, he served as our President (2001-2003) and held the titles of Chief Operating Officer and Chief Financial Officer at various points from 1998-2003. Prior to joining Federal, Mr. Wood served as the Chief Financial Officer for Caesers World, Inc. (1996-1998), the Assistant/Deputy Controller of ITT Corporation (1990-1996), the VP of Finance for Trump Taj Mahal Associates (1989-1990) and as an audit manager with Arthur Andersen (1982-1989). Mr. Wood received a BS in Business Administration from Montclair State College. Mr. Wood previously served as a director of public companies Quality Care Properties (2016-2018) and Post Properties (2011-2016). In addition to his public company board service, Mr. Wood served as Chairman of the Board of Trustees of the National Association of Real Estate Investment Trusts (2011-2012) and has served on the Board of Governors of the International Council of Shopping Centers since 2010.

Skills and Qualifications:
Mr. Wood’s 23 years of experience with Federal and his responsibilities as chief executive officer provide the Board with familiarity and details on all aspects of operating the company.

Proposal 2: Compensation of Our Named Executive Officers

You are being asked to approve on an advisory basis the compensation of our named executive officers (“NEOs”) for 2020 as described in the Compensation Discussion and Analysis (“CD&A”) and the Executive Compensation section that follow. This is an opportunity to express your opinion regarding the decisions made by the Compensation Committee on the compensation of our NEOs for 2020 as required by law; however, it will not affect any compensation already paid or awarded for 2020 and will not be binding on the Compensation Committee, the Board or the Company. We currently ask our shareholders to approve the compensation of our NEOs on an annual basis. The Board and our Compensation Committee value the opinions of our shareholders and will review the results of this vote and take those results into consideration in addressing future compensation policies and decisions.

The Board supports the overall design of the compensation program which is characterized by the following:

●

A significant portion of our NEOs’ compensation is directly linked to our performance and the creation of long-term shareholder value through both our annual bonus program (1-year performance period) and our long-term incentive plan (3-year performance period with additional vesting).

●	The combination of base pay, annual bonus and long-term incentives provides an appropriate balance between short-term and long-term pay and objectives.

●

Our CEO is required to hold Shares having a value equal to at least 7.0x the amount of his base pay and our other NEOs are required to hold Shares having a value equal to at least 2.5x the amount of his/her base pay and annual bonus. The requirement for our CEO was increased in 2020 from its prior level. This requirement aligns our NEOs with our shareholders and incentivizes them to act in the best long-term interests of the Company.

●

We do not provide any perquisites to our NEOs that are not widely available to our other employees other than as described in the CD&A and the “Potential Payments on Termination of Employment and Change-in Control” sections below.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

✓ Our Board recommends a vote FOR the compensation of our NEOs

RESOLVED, that the shareholders of the Company hereby approve, on an advisory basis, the compensation of our NEOs as described in the CD&A and the Executive Compensation section that follows as required by Item 402 of Regulation S-K.

Compensation Discussion and Analysis

2020 Compensation Highlights

Response to Say on Pay

Engaged with shareholders in response to failed Say on Pay vote and retained Semler Brossy Consulting Group as our compensation consultant to review our compensation programs in light of that vote. The Compensation Committee and the Board committed that they will not make any future mid-performance period changes to performance goals or metrics under our long-term incentive plan. No other changes were made to our compensation programs. See “Response to Say on Pay Vote” below for a more detailed discussion on this topic.

Target NEO Compensation

Made no changes to the target level of compensation for any of our NEOs. There were no reductions or negative adjustments to pay for our NEOs or any other employee, nor were there any furloughs or layoffs of any employees as part of our response to COVID-19.

Annual Bonus

Paid annual bonus at 50% of target for our CEO and 75% of target for all other employees including our other NEOs. Although the impacts of the COVID-19 pandemic on our financial results did not make it possible to meet the annual 2020 performance goals that were established in early February 2020 before the impacts of the pandemic were known, the Board, in consultation with our compensation consultant, exercised discretion to pay bonuses at a reduced rate based on the work done in 2020 to address the pandemic’s impact. See “How our NEOS were Paid for Performance in 2020 - Annual Bonus Plan” section starting on page 22 for a more detailed discussion of this decision.

Long-Term Equity

For the 3-year performance period ended December 31, 2020, awards were made at 100% of target based on the results achieved under the program with no modifications or adjustments. See “How our NEOS were Paid for Performance in 2020 – Long-Term Incentive Plan” section starting on page 24 for a more detailed discussion of this decision.

Response to Say on Pay Vote

The Say on Pay vote held in 2020 with respect to our 2019 compensation decisions yielded support from only 42% of the votes cast on the matter. In the five annual Say on Pay votes before that (from 2015 through 2019) support for our compensation decisions averaged nearly 95% of the votes cast which suggested there was not a systemic problem with our pay practices but rather something unique to our 2019 pay decisions. That was confirmed through our conversations with many of our larger shareholders including many who voted against our Say on Pay proposal. The objection we heard from those we spoke to was that they were not supportive of our having changed performance metrics for our long-term incentive plan for a performance period that was in progress. Although many acknowledged and understood why the Compensation Committee made the change and the very real issue our Compensation Committee was trying to correct by making the change, they indicated that they would have preferred for the Committee to have solved the problem in a different way.

The Compensation Committee retained Semler Brossy Consulting Group (“SBCG”) as its compensation consultant to review our pay practices in general, to assist in developing a response to the failed Say on Pay vote and to provide guidance on 2020 annual bonus and long-term equity plan decisions given the impacts of COVID-19 on performance metrics. Neither the Company nor the Compensation Committee had previously retained SBCG or used any affiliate of SBCG to perform any other services for the Company or the Compensation Committee.

SBCG reviewed our compensation programs and pay practices and did not find anything that they believed was problematic other than the mid-cycle change in performance metrics made for our long-term incentive plan. The Compensation Committee committed that it would not in the future make any changes to the performance metrics of our long-term plan mid-performance cycle and after a significant amount of discussion and thorough review of our compensation programs with SBCG, the Compensation Committee elected not to make any further changes to our compensation programs.

SBCG also recommended to the Compensation Committee a change to the equity holding requirement for our CEO. Ultimately the Nominating Committee and the Board approved modifying the equity holding requirement for our CEO and established a higher level of required ownership than what was recommended by SBCG. This decision is described in more detail in below. SBCG also assisted in the final decisions made by the Compensation Committee with respect to our annual bonus plan payout and long-term equity payouts for 2020 as described in more detail below.

Separate from this engagement, the Compensation Committee retained SBCG to assist with creating an appropriate compensation package for Mr. Jeffrey S. Berkes in connection with his promotion to President and Chief Operating Officer. See “2021 NEOs” section starting on page 26 for more information on that engagement.

2020 NEO Earned Compensation

The key decisions relating to compensation for our 2020 NEOs were:

●	No change to base pay or total target compensation for any of our NEOs
●	Annual bonuses paid at 50% of target for Mr. Wood and 75% of target for all other employees, including our other NEOs, Mr. Guglielmone and Ms. Becker
●	Long-term incentives paid out at 100% of target, calculated strictly in conformance the terms of our long-term incentive plan

Those decisions resulted in a year-over-year decline in Mr. Wood’s compensation of 15% and a decline in the compensation for each of Mr. Guglielmone and Ms. Becker by 10% from 2019 to 2020. The following chart sets out the 2020 target compensation for each of our NEOs, the compensation actually earned by each for 2020 based on company and individual performance for the 1- and 3-year periods ending December 31, 2020 and a comparison of 2020 total earned compensation to 2019 total earned compensation.

	2020 Target Compensation				2020 Actual Earned Compensation
NEO	Base Salary	Annual Bonus	Long-Term Incentive	Total	Base Salary	Annual Bonus	Long-Term Incentive	Total	2019 Total	YOY Change
Don Wood	$950,000	$1,425,000	$5,000,000	$7,375,000	$950,000	$712,500	$5,000,000	$6,662,500	$7,833,417	-15%
Dan Guglielmone	$500,000	$375,000	$900,000	$1,775,000	$500,000	$281,250	$900,000	$1,681,250	$1,864,098	-10%
Dawn Becker	$475,000	$356,250	$600,000	$1,431,250	$475,000	$267,188	$600,000	$1,342,188	$1,496,552	-10%

The amounts shown above for the annual bonus and performance based, long-term incentive program differ from the amounts shown for 2020 in the Summary Compensation Table because the chart above reflects the amount earned for the year while the Summary Compensation Table reflects these amounts in the year in which they are paid regardless of the time period during which those amounts were earned. As a result, the long-term incentive awards actually earned as shown above will not be reported in the Summary Compensation Table until next year’s proxy. We believe the chart above is helpful because it reflects the way in which the Compensation Committee considers compensation decisions for our NEOs and it allows the actual compensation earned for 2020 to be understood in the context of our financial and other performance for the 1- and 3-year performance periods ending in 2020.

2020 Compensation Components

Shareholder interests are best represented by a compensation program that is properly structured to attract, retain and motivate our executives to lead the Company effectively. Our program contains various elements, each designed for a different purpose with the overarching goal of encouraging a high level of current and future individual and Company performance. The chart below describes the elements of direct total compensation we pay to our executives and their link to our business and talent strategies.

Pay Element	Form of Payment	Link to Business and Talent Strategies
Fixed Pay	Base Salary	Cash A portion can be deferred into our Deferred Compensation Plan	• Provides current compensation to assume day-to-day responsibilities of the position • Current pay level recognizes experience, skill, and performance, with the goal of being market competitive • Future adjustments may be based on individual performance, pay relative to other executives, and/or pay relative to market
At-Risk Pay	Annual Bonus (1 year performance period)	Cash Up to 25% can be paid in Shares at the executive's election and a portion can be deferred into our Deferred Compensation Plan	• Aligns pay with achieving annual business objectives • Payouts are based on achievement of predetermined goals, with potential for downward adjustment to align pay with performance
	Long-Term Incentive (3 year performance period + 3-5 year vesting period)	Common Shares Up to 50% can be paid in options at the executive's election	• Motivates and rewards achievement of long-term Company performance • Aligns executive and shareholder interests • Promotes executive ownership in the Company

We also provide various retirement, health and welfare related benefits to our NEOs on the same terms and conditions as we provide to all of our employees. These benefits are competitive with those offered by companies with whom we compete for talent and provide another tool that allows us to attract and retain talented executives.

Setting Annual Compensation

Annual compensation for our NEOs is paid in both cash and restricted Shares with a significant portion at risk and contingent on achieving either annual or longer term performance goals. The total potential compensation for our NEOs is established based on the scope of his/her individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Our Compensation Committee determines appropriate levels of total compensation for each NEO by applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate positions and related industry pay in both public and private companies that may compete for our executives while also considering the relative importance of various positions at Federal given our business plan and organization compared with the business plans of our major competitors. The Compensation Committee also consults compensation surveys prepared for the National Association of Real Estate Investment Trusts (“NAREIT Survey”) to confirm its assessment of appropriate market compensation for our NEOs, reviewing the information reported for each position by the 112 real estate investment trusts (“REITs”) that participated in the latest survey as well as by the approximately 25 retail focused REITs that participated in that survey. In addition, in finalizing decisions for 2020 with respect to annual bonus payouts and payouts under our long-term incentive plan, the Compensation Committee consulted with SBCG.

Using the three components of compensation, their knowledge and experience in the marketplace and the NAREIT Survey information, the Compensation Committee establishes an individual compensation package for each NEO setting the target level of potential compensation at or slightly below market level compensation for that NEO. The purpose of setting target compensation at or below market is to further incentivize our NEOs to achieve the highest level of performance under our incentive programs with the expectation being that superior company performance will result in our NEOs being paid slightly above market compensation levels. The Compensation Committee believes that using performance based compensation as a way to pay our NEOs above market compensation levels helps us attract and retain the quality talent that is necessary to successfully run a business such as ours with a more diverse set of property types and tenants than other shopping center  companies.

2020 Target Pay Mix

The Committee designs the compensation program to be heavily performance based. The following charts depict the target compensation mix for Mr. Wood and the average of the target compensation mix for our other 2020 NEOs.

How our NEOS were Paid for Performance in 2020

Annual Bonus Plan

The annual bonus plan is an annual cash incentive program with payment under the plan contingent on our achieving FFO per diluted Share within a range set by the Compensation Committee for that year. The Compensation Committee believes that FFO per diluted Share is the appropriate measure to use for an annual program because it reflects the impacts of operational decisions, capital allocation decisions and balance sheet management for the year. Consistent with past practice, the Compensation Committee set the FFO per diluted Share range for our 2020 annual bonus program at its first meeting of the year, held on February 4, 2020, to reflect acceptable to exceptional performance in light of our business objectives for the year after a thorough review and discussion of our budget and considering investor expectations for the year. At that point in time, the Committee had no information about the impact the COVID-19 pandemic would have on our business in 2020. The targets and payout levels set by the Committee in February 2020 were as follows:

Payout Level	FFO	Payout
Threshold	$6.33	75%
Target	$6.40	100%
Stretch	$6.48	125%

Interpolation is used to determine the payout percentages for results that fall between the FFO levels shown

See Appendix A for a reconciliation of FFO to net income.

Our actual FFO achieved in 2020 was $4.38 per Share, below the threshold level for any payout under our annual bonus plan. As discussed in the “2020 Company Performance” section beginning on page 1, the COVID-19 pandemic had a material adverse impact on our ability to collect significant portions of our contractual revenue stream given that many of our retail tenants were required to close or significantly limit their operations for substantial portions of time in 2020 and as a result, they were unable to pay their full contractual rent. This was particularly pronounced in the populous markets in which we do business, many of which were the first to close businesses, imposed some of the most stringent limitations on tenants’ ability to operate and generate revenue and were some of the last to open and lift operating restrictions. Despite these impacts on our business, the Committee determined that not paying any bonus would not be appropriate given the extraordinary work done by the executives and the entire team to guide the Company through the COVID challenges of 2020 and achieve the objectives the Board required management to focus on as the impacts of the pandemic became clearer. The objectives the Board set in April 2020 to respond to the COVID pandemic and to focus the team’s efforts throughout the year and what was accomplished are set forth below:

Objective	Achievements
Ensure sufficient liquidity to operate until impacts of COVID passed	• Modified line of credit to ensure continued ability to draw funds
• Raised $1.5 billion of debt including our first green bond issuance
• Completed sale of 3 properties for gross sales price of $170 million
• Raised approximately $100 million of equity
• Maintained significant cash balances in 2020 to ensure liquidity for the business
Maximize property revenue	• Increased monthly collection rates from 53% in April to 84% in December
• Negotiated modified rent deals on approximately 1,200 leases to assist tenants through COVID
• Modified property operating plans to decrease expenditures where possible
Position the Company for success post-COVID	• Identified and obtained approval for improvements to 10 properties to support current and future leasing efforts
• Completed new and renewal leases for retail spaces for approximately 1.8 million square feet
• Advanced ESG efforts with corporate responsibility report, alignment with United Nations Sustainable Development Goals and formalization of ESG considerations in investment decisions
Protect health and wellness of employees and patrons	• Moved to remote work for all but essential employees
• Relocated corporate headquarters to newly constructed Fitwel certified space
• Provided safety features throughout our properties to protect tenants and their customers
• Instituted curbside pick-up throughout the portfolio to support operations of tenants and safety of their customers

Based on these achievements and in consultation with our compensation consultant SBCG, the Committee exercised discretion in awarding partial bonuses notwithstanding the failure to meet the FFO targets set pre-COVID. The Committee determined that a bonus payout equal to 50% of the bonus target for Mr. Wood and a bonus payout equal to 75% of the bonus target for all of our other employees who participate in this plan, including our other NEOs, was appropriate and a reasonable link of pay to performance given the challenges the Company faced in 2020. The payout for Mr. Wood took into account his overall leadership during the pandemic and reflected the significant impact on Company performance. For Mr. Guglielmone, the Committee determined the bonus payout was appropriate given his work in ensuring sufficient liquidity for the Company to continue to operate effectively and for Ms. Becker, the Committee considered her work in addressing legal issues with tenants, advancing the Company’s environmental and social initiatives and relocating our corporate headquarters.

Approximately 37% of the 268 participants in our annual bonus plan, including our NEOs, have the option to receive up to 25% of the final bonus payout in the form of Shares that vest equally over three years with accelerated vesting on death, disability, change in control and termination without cause. In consideration of the extended payment period for this portion of the bonus already earned, the employee receives Shares valued at 120% of the portion of the annual bonus he/she elects to receive in Shares. For 2020, Mr. Wood and Ms. Becker each elected to receive 25% of the bonus in Shares and Mr. Guglielmone elected to receive all of his annual bonus in cash. The cash portion of the 2020 annual bonuses is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this proxy statement. The portion of the annual bonus paid in Shares will be included in the “Stock Awards” column in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s proxy statement.

Long-Term Incentive Plan

The largest portion of compensation for our NEOs comes from our equity based long-term incentive plan. This plan aligns the interests of our NEOs with shareholders by incentivizing our NEOs to identify and accomplish longer-term business objectives that generate value through Share price appreciation and dividend growth. Key aspects of the program are:

✓	Performance measured over a 3-year period with additional vesting requirements so that NEOs do not realize full value of awards until 6 to 8 years after beginning of the performance period

✓	No Shares or options are issued until the performance period has ended and the level of performance achievement has been finally determined
✓	Performance metrics are designed to reward creation of long-term value
✓

Paid in the form of restricted Shares; however, recipients can choose to take up to 50% of the award in the form of options to best accomplish his/her own financial planning objectives. The Compensation Committee believes the value of that personal choice outweighs any diminution in retention value from the granting of options in lieu of Shares. Each of our NEOs elected have the entire amount of the award for the performance period ending in 2020 paid in the form of restricted Shares

✓

Compensation Committee has the discretion to increase or decrease awards by up to 20% to reflect individual performance. No adjustments were made to the awards for our NEOs for the current performance period that ended in December 2020

The metrics under our long-term incentive plan for the performance period from 2018 through 2020, together with their weighting under our plan and the payouts at various levels of performance are shown in the following chart.

	Payout Level	50%	100%	150%
Metric	Weighting	Threshold	Target	Stretch
Relative Total Return	34%	Index - 5%	Index	Index + 5%
FFO Multiple Premium	33%	At least 5%	At least 15%	At least 20%
Return on Invested Capital	33%	7.00%	7.25%	7.50%
Interpolation is used to determine the payout percentages for results that fall between the performance levels shown

Relative Total Return: Directly aligns our compensation program with shareholder interests. This metric compares our total shareholder return, taking into account Share price appreciation and assuming reinvestment of dividends, against the total return achieved by the Bloomberg REIT Shopping Center index (“BBRESHOP”) as a whole. The BBRESHOP is comprised of companies that own and operate open air shopping centers whose businesses are most closely aligned with ours and face the same general market dynamics. The Compensation Committee believes this metric is an appropriate reflection of the performance comparison used by investors when considering investment choices in public shopping center companies and that the BBRESHOP is the best index to use for this comparison.

FFO Multiple Premium: Directly reflects how investors in the marketplace value our Shares taking into account investors’ perception of our historical results as well as their belief in our ability to grow and deliver profits and value in the future. It is an effective measure of long-term performance using both history and future expectations and one that can be used to effectively evaluate the performance of the management team. This metric compares the FFO multiple at which the Company is trading at the end of the performance period against the average FFO multiple at which all other public shopping center companies (other than the Company) are trading at the end of the performance period as reported by a third party investment bank.

Return on Invested Capital: Directly reflects how effectively we have allocated our shareholders’ capital during the 3-year performance period and incentivizes our executives to make sound, long-term investment decisions that will generate strong future returns for our shareholders. This metric encompasses both the revenue and investment impact from all capital decisions including those made to renovate our assets, develop new buildings, improve energy efficiency and otherwise mitigate greenhouse gas emissions from our properties, acquire and sell assets and prepare spaces for occupancy by tenants. The required performance levels on this metric were designed to be adjusted to reflect changing market expectations as we acquire, sell and develop assets.

The final level of performance achieved for each metric in the long-term incentive program for the performance period ending December 31, 2020 reflected as a percentage of target and after taking into account program weighting is set forth below.

Metric	Weighting	Performance Achieved	Payout as % of Target	Weighted Payout as % of Target
Relative Total Return	34%	Between threshold and target	71%	24%
FFO Multiple Premium	33%	Above stretch	150%	50%
Return on Invested Capital	33%	Between threshold and target	80%	26%
		Total Payout as Percentage of Target		100%
Interpolation is used to determine the payout percentages for results that fall between the performance levels shown

Under our long-term incentive program, the Compensation Committee has the discretion to increase or decrease individual awards by up to twenty percent (20%) to reflect performance or for any other reason the Committee may choose. The Committee considered a downward adjustment to the long-term incentive awards given the Company’s performance in 2020 but elected not to do so. The amounts earned under the program were heavily influenced by the Company’s performance during the two years prior to 2020 and the Committee did not believe it was appropriate to make any adjustments to lessen that impact, acknowledging that future payouts under the long-term plan are likely to be materially adversely affected by the pandemic impacted years of 2020 and 2021. The Committee committed that it will not modify the performance metrics under this program mid-performance cycle in the future.

The number of Shares actually awarded to each of our NEOs under the long-term plan is determined by dividing the amount of the award by the closing price of our stock on the NYSE on the date the awards are made. There is no amount included in the Summary Compensation Table or Grants of Plan-Based Awards Table in this proxy statement for long-term incentive plan awards earned for the 2018-2020 performance period. Those amounts will be included in next year’s proxy statement. The long-term incentive awards included in the Summary Compensation Table and the Grants of Plan-Based Awards Table for our NEOs in this proxy statement relate to awards made in February 2020 for the 3-year performance period ending December 31, 2019.

Other Benefits

We provide other health and welfare benefits to our NEOs on the same basis as we provide those benefits to all employees. In addition to those benefits, we provide to Mr. Wood, his spouse and one of his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). This coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier, and coverage continues for one of Mr. Wood’s dependents until death. We are required to provide coverage of at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. This agreement has been in place and remained unchanged since 2008.

2021 NEOs

On February 10, 2021, the Board promoted Jeffrey S. Berkes to President and Chief Operating Officer of the Company and he was designated as an NEO at that time for 2021. As a result, Mr. Berkes will be included as an NEO in next year’s proxy statement. The Compensation Committee retained SBCG as its compensation consultant to assist the Committee in creating a market compensation package for Mr. Berkes that was put in place concurrently with his promotion. The compensation package approved for Mr. Berkes has a target level of total compensation of $2.15 million consisting of base pay of $575,000, an annual bonus target of 100% of base pay and a long-term equity target of $1 million. In addition, the Compensation Committee approved for Mr. Berkes a $1 million award of restricted Shares that will vest equally over 5 years and a performance award with a target of $1 million that can be earned over a four-year period based on our performance as compared to the BBRESHOP.

Other Compensation Considerations

Equity Ownership: Each of our NEOs is required to maintain a level of ownership of equity in the Company equal to a multiple of the sum of his or her base salary and/or annual bonus. Mr. Wood is required to maintain an equity ownership in the Company equal to at least 7 times his annual base salary and each of Mr. Guglielmone and Ms. Becker are required to maintain an equity ownership in the Company equal to at least 2.5 times his/her annual base salary and bonus. The required multiple for Mr. Wood was modified to its current level by the Board after discussions with SBCG. The Board ultimately adopted this multiple which is greater than what was recommended by SBCG to reflect the Board’s desire for our CEO to maintain a significant investment in the Company. Each of our NEOs was in compliance with the equity ownership requirement as of December 31, 2020.

Risk Assessment: As described in the “Compensation Risk Assessment” section, we have concluded that our compensation programs do not encourage excessive or unnecessary risk taking. We have in place a clawback policy allowing us to recoup compensation paid to our NEOs on the basis of incorrect financial statements where that NEO engaged in fraud or grossly negligent misconduct.

Timing of Equity Grants: Equity awards to our employees under our annual bonus plan and long-term incentive plan described above are made at the Compensation Committee’s meeting that occurs in February of each calendar year. Based on our meeting schedule the past several years, these awards are made before we release financial results for the prior fiscal year. We have no policy that times the granting of equity awards relative to the release of material non-public information. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our Shares on the NYSE on the date the award is made. The Compensation Committee has never re-priced options, granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant, or granted options which are priced on a date other than the grant date. Equity awards for Vice Presidents and above for the 3-year performance period ending on December 31, 2020 were made at the Compensation Committee’s meeting on February 10, 2021 based on the closing price of our Shares on the NYSE on that date.

Termination and Change-in-Control Arrangements: We have agreements in place with each of our NEOs providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers.

Deductibility of Executive Compensation in Excess of $1.0 Million: For tax years ending on or prior to December 31, 2017, Section 162(m) of the Internal Revenue Code generally prohibited any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year paid to an executive officer who is named in the Summary Compensation Table. An exception was made for qualified performance-based compensation, among other things. Although the Compensation Committee considered the impact of Section 162(m) in structuring compensation programs, the Committee’s primary focus was on creating programs that addressed the needs and objectives of the Company regardless of the impact of Section 162(m). As a result, the Compensation Committee made awards and structured programs that were non-deductible under Section 162(m). The Tax Cuts and Jobs Act of 2017 modified Section 162(m) to, among other things, modify who is subject to the $1 million deduction limit and to eliminate the exception for performance based pay from the $1 million deduction limit starting with tax years ending after December 31, 2017. Because our awards and compensation programs were not necessarily designed to comply with Section 162(m), the changes to Section 162(m) have not had a material impact on us.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Submitted by:

David W. Faeder, Chairman

Elizabeth I. Holland

Nicole Y. Lamb-Hale (joined the Committee on November 4, 2020)

Gail P. Steinel

Joseph S. Vassalluzzo

Executive Compensation

Our 2020 NEOs

For 2020, our NEOs were:

Donald C. Wood Age: 60 Tenure at Federal: 23 years	Chief Executive Officer
See “Proposal 1 Election of Seven Trustees” for more biographical information.

Education:
See “Proposal 1 Election of Seven Trustees” for educational information.

Daniel Guglielmone Age: 53 Tenure at Federal: 5 years	Executive Vice President-Chief Financial Officer & Treasurer

Mr. Guglielmone has served as our Chief Financial Officer since 2016. In that role, he is responsible for overseeing our capital markets, financial reporting, accounting and East Coast acquisitions functions. Prior to joining Federal, Mr. Guglielmone was the Senior Vice President-Acquisitions & Capital Markets for Vornado Realty Trust (2003-2016).

Education:
Mr. Guglielmone earned a BS in Applied Economics from Cornell University and a Masters in management from the Kellogg School of Management at Northwestern University.

Dawn M. Becker Age: 57 Tenure at Federal: 24 years	Executive Vice President-General Counsel & Secretary

Ms. Becker has served as our General Counsel and Secretary since 2002. In that role, she is responsible for overseeing our legal, human resources and information technology departments and has primary responsibility for establishing and implementing all of our environmental, social and governance activities and all ESG reporting. Previously, Ms. Becker served as our Managing Director Mixed-Use Operations (2015 -2016) and as our Chief Operating Officer (2010-2015).

Education:
Ms. Becker earned a BA in Economics from Bucknell University and a JD from Stanford Law School.

In February 2021, the Company promoted Jeffrey S. Berkes (age 57) to President and Chief Operating Officer of the Company. Mr. Berkes has been designated as an NEO for 2021 and his compensation information will be included in the Compensation Discussion and Analysis and executive compensation tables in next year’s proxy statement.

Summary Compensation Table

The following table summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2020, 2019 and 2018, in accordance with current SEC rules. The Summary Compensation Table below does not include the value of the Shares issued to our NEOs on February 10, 2021 for the performance period ending December 31, 2020. The value of those Shares will appear in next year’s proxy statement in the Grants of Plan-Based Awards Table as well as the “Stock Awards” column of the Summary Compensation Table.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Donald C. Wood, Chief Executive Officer (PEO)	2020	$950,000	$-	$5,830,493	$534,375	$166,928	$7,481,796
	2019	$950,000	$-	$5,534,437	$1,128,125	$18,296	$7,630,858
	2018	$950,000	$-	$5,160,832	$1,335,938	$17,412	$7,464,182
Daniel Guglielmone, Executive Vice President-Chief Financial Officer and Treasurer (PFO)	2020	$500,000	$-	$968,270	$281,250	$236,818	$1,986,338
	2019	$500,000	$-	$900,012	$395,833	$9,728	$1,805,573
	2018	$475,000	$300,000	$787,508	$445,313	$9,592	$2,017,413
Dawn M. Becker, Executive Vice President-General Counsel and Secretary	2020	$475,000	$-	$758,275	$200,391	$86,359	$1,520,025
	2019	$475,000	$-	$726,587	$282,031	$13,265	$1,496,883
	2018	$450,000	$50,000	$562,490	$316,406	$12,406	$1,391,302

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the NEOs into our non-qualified deferred compensation plan.
(2)

In 2018, Mr. Guglielmone and Ms. Becker each received a $50,000 cash supplemental bonus and Mr. Guglielmone received a $250,000 cash bonus that was agreed to as part of his initial hiring compensation package.

(3)

Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 that were issued (as opposed to earned) in the fiscal years ended December 31, 2020, 2019 and 2018. For a discussion of the valuation of these awards, please refer to Note 12 in the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 11, 2021.

(4)

Amounts shown in this column represent only the cash portion paid under our annual bonus plan and include amounts deferred by our NEOs into our non-qualified deferred compensation plan. Each of Mr. Wood and Ms. Becker received 75% of the annual bonus in cash for each of 2018 through 2020 with the remaining amounts earned for those years paid in Shares in an amount equal to 120% of the cash value in consideration of an additional 3-year vesting schedule. Mr. Guglielmone received 100% of his annual bonus in cash for each of 2018 through 2020.

(5)

The amounts shown in this column for the last fiscal year include: (a) payments for group term life insurance, long-term disability insurance and supplement life insurance of $13,649 for Mr. Wood, $2,844 for Mr. Guglielmone and $6,157 for Ms. Becker; (b) contributions to our 401(k) plan of $7,125 for each of our NEOs; (c) $149,925 for Mr. Guglielmone for moving related expenses that were agreed to as part of his initial hiring package; and (d) accrued vacation payouts of $146,154 for Mr. Wood, $76,923 for Mr. Guglielmone and $73,077 for Ms. Becker. These payouts were made concurrently with our adopting a policy that Vice Presidents and above would no longer be eligible to accrue and carry over unused vacation time from year to year and eliminated a continuing liability of the Company.

Grants of Plan Based Awards Table

The following Share awards were made in 2020, all of which were earned based on the 1-year or 3-year performance period ending December 31, 2019. Awards made in 2021 to the NEOs under our annual bonus plan and long-term incentive plan for the 1-year and 3-year performance periods ending December 31, 2020 will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value(4)
Donald C. Wood	2/4/2020 (1)	3,546	$451,299
	2/4/2020 (2)	42,266	$5,379,194
Daniel Guglielmone	2/4/2020 (2)	7,608	$968,270
Dawn M. Becker	2/4/2020 (1)	886	$112,761
	2/4/2020 (2)	5,072	$645,513

(1)	Issued under our annual bonus plan. These Shares vest equally over 3 years.
(2)	Issued under our long-term incentive plan. These Shares vest equally over 3 years.
(3)	Dividends are paid on all Shares issued at the same rate and time as paid to all other holders of our Shares as declared by our Board from time to time.
(4)

Represents the grant date fair value of Share awards as computed in accordance with FASB ASC Topic 718. The grant date fair value for these Share awards was based on the closing price of our Shares on the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information about outstanding equity awards held by our 2020 NEOs as of December 31, 2020:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(5)
Donald C. Wood	3,546	(1)	$301,836
	42,266	(1)	$3,597,682
	2,654	(2)	$225,908
	24,833	(2)	$2,113,785
	1,417	(3)	$120,615
	14,034	(3)	$1,194,574
Daniel Guglielmone	7,608	(1)	$647,593
	4,470	(2)	$380,486
	2,358	(3)	$200,713
	2,685	(4)	$228,547
Dawn M. Becker	886	(1)	$75,416
	5,072	(1)	$431,729
	629	(2)	$53,540
	2,980	(2)	$253,658
	1,684	(3)	$143,342

(1)	One-third of these Shares vested on February 12, 2021 and the remaining Shares will vest on February 12, 2022 and 2023.
(2)	One-half of these Shares vested on February 12, 2021 and the remaining Shares will vest on February 12, 2022.

(3)	These shares vested on February 12, 2021.
(4)	These Shares will vest equally on August 15 of each of 2021 through 2023.
(5)

The market value of outstanding unvested Shares is based on $85.12, the closing price of our Shares on the NYSE on December 31, 2020. The value of the outstanding unvested Shares at the time they were issued was previously included in the Summary Compensation Table for the applicable year in which the Shares were issued. The difference between the market value of the outstanding unvested Shares as of December 31, 2020 as compared to the value of those Shares reported in a Summary Compensation Table is ($3,685,988) for Mr. Wood, ($802,004) for Mr. Guglielmone and ($472,522) for Ms. Becker.

Option Exercises and Stock Vested Table

The following table includes information with respect to options exercised and Shares that vested in 2020 for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Donald C. Wood	0	$-	45,726	$5,662,708
Daniel Guglielmone	0	$-	7,636	$908,046
Dawn M. Becker	0	$-	5,825	$721,368

(1)

The value realized is based on the closing price of a Share on the date of the Share vesting. The value of these Shares at issuance was reported in the Stock Award column of the Summary Compensation Table for the year in which the Shares were issued. The difference between the value realized on the vesting of the Shares reflected above and the value of the Shares when they were issued and reported as compensation in a Summary Compensation Table is ($211,542) for Mr. Wood, ($97,421) for Mr. Guglielmone and ($34,7812) for Ms. Becker.

Non-Qualified Deferred Compensation

We maintain a non-qualified deferred compensation plan that is open to participation by 49 members of our management team, including our NEOs. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our annual bonus plan with deferral elections made in December of each year for amounts to be earned in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. Mr. Wood and Ms. Becker participate in our deferred compensation plan with 2020 activity described below. Mr. Guglielmone does not participate in our deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Donald C. Wood	$250,000	$-	$1,428,920	$-	$9,129,217
Dawn M. Becker	$49,327	$-	$313,169	$-	$2,178,863

(1)	All amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2020.

Potential Payments on Termination of Employment and Change in Control

We have entered into severance agreements with each of our NEOs that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Company. Regardless of the reason for an NEO’s termination of employment, he or she will be entitled to receive upon termination a distribution of any amounts in our non-qualified deferred compensation plan as described in the “Non-Qualified Deferred Compensation” section above. No NEO is entitled to receive a new award under the annual bonus plan or our long-term incentive plan for the year in which the termination occurs. The agreements with each of our NEOs contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to an NEO on termination vary depending on the reason for termination and may be conditioned on the signing of a release in favor of the Company.

The amount of compensation payable to each of our 2020 NEOs under various termination scenarios is reflected below assuming that the separation of service was effective on December 31, 2020:

	Cash Payment(1)	Medical Benefits(2)	Acclerated Equity(3)	Other Benefits(4)	Excise Tax Gross-Up	Total
Donald C. Wood
Death	$-	$2,020,000	$7,554,400	$-	N/A	$9,574,400
Disability	$1,286,525	$2,354,325	$7,554,400	$-	N/A	$11,195,250
TWOC	$4,096,875	$2,430,744	$7,554,400	$60,250	N/A	$14,142,269
Termination for Cause	$475,000	$21,162	$-	$-	N/A	$496,162
CIC(5)	$8,193,750	$2,525,975	$7,554,400	$167,165	$-	$18,441,290
Daniel Guglielmone
Death	$-	$-	$1,457,340	$-	N/A	$1,457,340
Disability	$430,080	$36,797	$1,457,340	$-	N/A	$1,924,217
TWOC	$-	$-	$1,457,340	$-	N/A	$1,457,340
Termination for Cause	$-	$-	$-	$-	N/A	$-
CIC(5)	$1,890,626	$73,594	$1,457,340	$90,375	N/A	$3,511,935
Dawn M. Becker
Death	$-	$-	$957,685	$-	N/A	$957,685
Disability	$361,777	$15,579	$957,685	$-	N/A	$1,335,041
TWOC	$896,875	$11,684	$957,685	$60,250	N/A	$1,926,494
Termination for Cause	$237,500	$7,789	$-	$-	N/A	$245,289
CIC(5)	$1,793,750	$31,157	$957,685	$90,375	$-	$2,872,967

(1)

For disability, payments are for 1 year in an amount equal to the difference between then current salary and the amount of any payments received under any disability policy we maintained plus a tax gross-up on non-tax exempt payments. The estimated tax gross-ups included in these amounts are $564,525 for Mr. Wood, $158,080 for Mr. Guglielmone and $114,777 for Ms. Becker. For termination without cause (“TWOC”), payments are 1.5 times the highest annual base salary and annual bonus paid during the prior 3-year period for Mr. Wood and 1.0 times that amount for Ms. Becker. For termination for cause, the payments equal 1 month of base salary for each year of employment greater than 5 years, capped at a total of 6 months. For change in control (“CIC”), the payments equal 3.0 times the highest annual base salary and annual bonus paid during the prior 3-year period for Mr. Wood and 2.0 times that amount for Mr. Guglielmone and Ms. Becker.

(2)

Amounts in this column represent our estimate of the COBRA equivalent to provide the same benefits as being provided to each NEO at December 31, 2020 for a period of: (a) 1 year in the event of disability for each of our NEOs; (b) 6 months for Mr. Wood and Ms. Becker on a termination with cause; (c) 9 months for Mr. Wood and Ms. Becker on a TWOC; and (d) 3 years for Mr. Wood and 2 years for Mr. Guglielmone and Ms. Becker on a CIC. These estimates were determined by us with input from our health insurance broker and health coverage insurer to confirm that our estimate was consistent with the market cost of providing a stand-alone health insurance program with similar coverage. Because our health insurance program includes a self-insured retention, we use the COBRA equivalent as a reasonable estimate of the potential costs for these benefits. For Mr. Wood, this column also includes the following estimated costs (calculated in accordance with GAAP)

pursuant to the Health Continuation Coverage Agreement with Mr. Wood: $2,020,000 in the event of death; $2,312,000 in the event of disability; and $2,399,000 in the event of termination without cause and change in control.

(3)

All unvested Shares and options held by our NEOs will vest in the event of death, disability, TWOC or CIC. Amounts in this column were calculated by multiplying the number of unvested Shares and options that vest on the occurrence of the specified event as of December 31, 2020 by the value for each Share and option determined in accordance with the FASB ASC Topic 718.

(4)

Amounts in this column are estimated costs for the following: (a) a full-time administrative assistant and outplacement assistance for a period of 6 months in the event of a TWOC for Mr. Wood and Ms. Becker and for a period of 12 months for Mr. Wood and 9 months for Mr. Guglielmone and Ms. Becker in the event of a CIC; and (b) use of a company vehicle for three years for Mr. Wood in the event of a CIC should he choose to use that benefit.

(5)

Under our active equity plans, a CIC is deemed to have occurred when a person acquires a 20% interest in us, or our current Trustees, or those subsequently approved by our current Trustees, constitute less than 2/3 or less than 50% of our Board, depending on the plan. Upon a CIC, each NEO is entitled to receive payments and benefits so long as he or she (a) is terminated from employment by the company other than for cause or leaves for good reason within 2 years after the change of control or (b) as to Mr. Wood and Ms. Becker only, he or she voluntarily leaves employment within the 30 day window following the 1-year anniversary of the CIC.

CEO Pay Ratio

Our compensation and benefit programs are substantially similar throughout the Company and are designed to reward all employees who contribute to our success with a total compensation package that is competitive in the marketplace for each employee’s position and performance. We are required to calculate and disclose the compensation of our median paid employee as well as the ratio of the total compensation of our median paid employee to the compensation paid to our CEO annually. The determination of our median employee was used taking our total employee population as of December 31, 2020, excluding our CEO, which included 308 full-time and part-time employees ranging from executive vice presidents to maintenance technicians. For the determination, we used annual base pay plus annual bonus at target levels plus overtime actually paid, the combination of which we believe most closely approximates the total annual direct compensation of our employees. For purposes of the calculation, base pay was annualized for the 22 employees who started with us in 2020. No other adjustments were made.

The actual total annual compensation of our Chief Executive Officer and median paid employee for 2020 was calculated in accordance with the requirements of the Summary Compensation Table included in this proxy statement. Based on this methodology, we have determined that the total annual compensation paid to our Chief Executive Officer in 2020 was $7,481,796 and the total annual compensation paid to our median paid employee in 2020 was $110,091 resulting in a ratio of 68:1.

We calculated our pay ratio in accordance with SEC rules; however, those rules allow companies discretion in methodologies used to identify the median paid employee and the compensation used to determine the median paid employee. As a result, this ratio is unique to our Company. Other companies may make their determinations differently so that the ratio may not be comparable across companies. We believe our ratio is a reasonable estimate. Our ratio is very heavily influenced by what employees/services we choose to provide through employees as opposed to through third parties who are not taken into account in the calculation of the pay ratio.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 regarding our equity compensation plans, all of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (Column A)(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in Column A)(2)
Equity compensation plans approved by security holders	682	$152.34	1,748,482
Equity compensation plans not approved by security holders	-	-	-
Total	682	$152.34	1,748,482

(1)	Consists entirely of Shares authorized for issuance under our 2010 Performance Incentive Plan.

(2)	Consists entirely of Shares authorized for issuance under our 2020 Performance Incentive Plan.

Proposal 3: Ratification of Independent Auditor

Shareholders are being asked to ratify in a non-binding vote the selection of Grant Thornton, LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although shareholder ratification of GT is not required by our governance documents, the Board is submitting the selection of GT to shareholders to solicit shareholder views on our selection of GT as our independent registered public accounting firm. GT has served in this role since 2002 and the Board believes it is in the best interests of the Company and our shareholders for GT to continue in this role. If the selection of GT is not ratified, the Audit Committee may (but will not be required to) reconsider whether to retain GT. Even if the selection of GT is ratified, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Company and our shareholders. A representative of GT will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and answer appropriate questions from shareholders.

The Audit Committee reviews and approves in advance all audit and permissible non-audit services provided by GT to the Company as required by and in accordance with the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002.

The following table sets forth the fees for services rendered by GT for the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees(1)	$821,892	$1,011,565
Audit-Related Fees(2)	$48,825	$134,685
Tax Fees(3)	$300,120	$265,005
All Other Fees	$-	$-
Total Fees	$1,170,837	$1,411,255

(1)

Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common share offerings.

(2)	Audit-related fees primarily include the audit of our employee benefit plan, which are paid by the plan and not the company, and certain property level audits.
(3)

$264,600 and $260,805 of the amounts shown for 2020 and 2019, respectively, relate solely to tax compliance and preparation, including the preparation of original and amended tax returns and refund claims and tax payment planning.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

✓ Our Board recommends a vote FOR the non-binding ratification of our independent auditor

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is made up entirely of trustees who meet all independence requirements under the SEC and NYSE and have the requisite financial competence to serve on the Audit Committee. The Audit Committee meets at least quarterly and operates pursuant to a written charter that is reviewed at least every three years. That charter can be accessed under the Investors/Corporate Governance section of our website at www.federalrealty.com. In 2020, the Audit Committee met four times and each meeting included an executive session with our independent registered public accounting firm and no members of management present.

The Audit Committee is directly responsible for the appointment, retention and oversight of GT, the independent registered public accounting firm retained to audit our financial statements, and also oversees management, including its internal audit firm, in their performance of its financial functions. Specifically, management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) and for reporting on internal control over financial reporting. Management uses Pricewaterhouse Coopers, LLC (“PwC”) to provide its internal audit function, including oversight of the ongoing testing of the effectiveness of our internal controls. The Audit Committee met regularly with PwC and one meeting included an executive session with PwC with no members of GT or management present. GT is responsible for auditing the consolidated financial statements of the Company and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting.

During 2020, as part of its oversight function, the Audit Committee:

•	Reviewed and discussed with management and GT, individually and collectively, all annual and quarterly financial statements and operating results prior to their issuance;
•

Discussed with GT matters relating to GT’s independence from Federal and received written confirmation from GT that GT is not aware of any relationships that, in their professional judgment may impair their independence as required by the Public Company Accounting Oversight Board;

•	Discussed with GT matters required to be discussed pursuant to applicable audit standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures;
•	Monitored the non-audit services provided by GT to ensure that performance of such services did not adversely impact GT’s independence; and
•

As part of the Committee’s quarterly review of internal controls, the Committee discussed with management cybersecurity threats, cyber breaches, any responses to such breaches, and ongoing areas of focus of management in protecting against cyber breaches. During those quarterly reviews in 2020, the Committee was advised of one isolated and minor information security breach that resulted in a total cost for all investigative and remedial work of less than .01% of the Company’s 2020 total revenue. The Committee and management also discussed the additional training and security measures that were immediately implemented to mitigate the likelihood of a similar incident in the future. This was the only cyber incident experienced by the Company in the last three years.

Based on the Audit Committee’s reviews and discussions with GT, PwC and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Submitted by the Audit Committee:

Gail P. Steinel, Chairperson

Jon E. Bortz

David W. Faeder

Anthony P. Nader, III (joined the Committee on November 4, 2020)

Beneficial Ownership

Ownership of Principal Shareholders

Based on our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our Shares as of March 16, 2021:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Our Outstanding Shares(1)
The Vanguard Group, Inc.(2)	11,330,652	14.6%
100 Vanguard Blvd.
Malvern, PA 19355
State Street Corporation(3)	8,452,342	10.9%
State Street Financial Center, One Lincoln Street
Boston, MA 02111
Norges Bank (The Central Bank of Norway)(4)	7,212,626	9.3%
Bankplassen 2, PO Box 1179 Sentrum
NO 0107 Oslo Norway
BlackRock, Inc.(5)	7,148,187	9.2%
55 East 52nd Street
New York, NY 10055
Capital Research Global Investors(6)	4,246,220	5.5%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071

(1)

The percentage of outstanding Shares is calculated by taking the number of Shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by 77,706,466, the total number of Shares outstanding on March 16, 2021.

(2)

Information based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group which states that The Vanguard Group, an investment advisor, has shared voting power over 268,291 Shares, sole dispositive power over 10,867,683 Shares and shared dispositive power over 462,969 Shares.

(3)

Information based on a Schedule 13G filed with the SEC on February 11, 2021 by State Street Corporation, which states that State Street Corporation, a parent holding company, has shared voting power over 7,962,860 Shares and shared dispositive power over 8,451,842 Shares and that SSGA Funds Management, Inc., a subsidiary of State Street Corporation, has shared voting power over 4,822,602 Shares and shared dispositive power over 4,851,750 Shares.

(4)

Information based on a Schedule 13G/A filed with the SEC on January 28, 2021 by Norges Bank (The Central Bank of Norway) which states that Norges Bank (The Central Bank of Norway) has sole voting power and sole dispositive power over 7,212,626 Shares.

(5)

Information based on a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc., which states that BlackRock, Inc., a parent holding company, has sole voting power over 6,521,074 Shares and sole dispositive power over 7,148,187 Shares.

(6)

Information based on a Schedule 13G filed with the SEC on February 16, 2021 by Capital Research Global Investors which states that Capital Research Global Investors, an investment advisor, has sole voting and sole dispositive power over 4,246,220 Shares.

Ownership of Trustees and Executive Officers

The table below reflects beneficial ownership of our Trustees and all current NEOs as of March 16, 2021 determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless noted in the footnotes following the table, each Trustee and NEO has sole voting and investment power as to all Shares listed.

Name and Address of Beneficial Owner(1)	Common	Unvested Restricted Shares	Total Shares Beneficially Owned	Percentage of Outstanding Shares Owned(2)
Dawn M. Becker	130,354	12,878	143,232	*
Jeffrey S. Berkes	20,540	42,117	62,657	*
Jon E. Bortz(3)	12,921	0	12,921	*
David W. Faeder	12,578	0	12,578	*
Daniel Guglielmone	17,151	19,390	36,541	*
Elizabeth I. Holland	4,084	0	4,084	*
Nicole Y. Lamb-Hale	470	0	470	*
Anthony P. Nader, III	470	0	470	*
Mark S. Ordan	2,222	0	2,222	*
Gail P. Steinel	12,374	0	12,374	*
Joseph S. Vassalluzzo	25,718	0	25,718	*
Donald C. Wood(4)	363,947	98,725	462,672	*
Trustees, trustee nominees and executive officers as a group (12 individuals)	602,829	173,110	775,939	1%

*	Less than 1%
(1)	The address for each of the named individuals is 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852.
(2)

The percentage of outstanding Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by 77,706,466, the total number of Shares outstanding on March 16, 2021.

(3)	Voting and investment power is shared with Mr. Bortz’ wife.
(4)	Includes 53,879 Shares owned by Mr. Wood’s wife, 20,000 Shares owned by Great Falls Trust, 46,500 Shares owned by Wood Descendants Trust and 60,000 Shares owned by IJKR II, LLC.

Other Information for Shareholders

Anti-Hedging Policy

All officers and non-employee Trustees are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost dollars, exchange funds, and forward sale contracts) involving our securities.

Related Party Transactions

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Company on an arms-length basis in any related party transaction. All transactions between us and any of our Trustees, our NEOs or other vice presidents, or entity in which any of them has an ownership interest must be approved in advance by the Audit Committee. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner so long as the lease is entered into in the ordinary course of business and is negotiated at arms-length and on market terms.

We have no related party transactions with any of our Trustees that are required to be disclosed. None of our NEOs has any indebtedness to the Company or any relationship with the Company other than as an employee and shareholder. Employment and change-in-control arrangements between the Company and the 2020 NEOs are described in the “Potential Payments on Termination of Employment and Change-in-Control” section above.

Important Information about Voting at the 2021 Annual Meeting

Notice of Electronic Availability of Proxy Materials

We are furnishing proxy materials including this proxy statement and our 2020 Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2020 (“Annual Report”), to each shareholder by providing access to such documents on the Internet. On or about March 25, 2021, we mailed to our shareholders a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this proxy statement and our Annual Report and how to submit your vote on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice, you will not automatically receive a printed copy of our proxy materials or Annual Report unless you follow the instructions for requesting these materials included in the Notice. This section does not apply if you previously requested to receive these materials by mail. Questions regarding the Notice or voting should be directed to our Investor Relations Department at (800) 937-5449 or by email at IR@federalrealty.com.

Why You are Receiving These Materials

You are receiving these materials because you owned our Shares as of March 16, 2021, the record date established by our Board of Trustees for our Annual Meeting. Everyone who owned our Shares as of this date, whether directly as a registered shareholder or indirectly through a broker or other nominee, is entitled to vote at the Annual Meeting. We had 77,706,466 Shares outstanding on March 16, 2021. Each Share outstanding on the record date is entitled to one vote. A majority of the Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.

Accessing Materials

Shareholders can access this Proxy Statement, our Annual Report and our other filings with the SEC on the Investors page of our website at www.federalrealty.com. A copy of our Annual Report, including the financial statements and financial statement schedules (“Form 10-K”) is being provided to shareholders along with this Proxy Statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request addressed to Investor Relations at 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Form 10-K.

In the future, if you wish to receive paper copies of our proxy materials, without charge, and are a registered shareholder, you may do so by written request addressed to American Stock Transfer and Trust, LLC. For those of you holding Shares indirectly in “street name”, you must write your bank, brokerage firm, broker-dealer or nominee, to obtain paper copies. Any election you make on how to receive your proxy materials will remain in effect for all future annual meetings until you revoke it.

How to Vote

If you own your Shares directly with our transfer agent, American Stock Transfer and Trust, LLC, you are a registered shareholder and can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting through one of the following methods:

If you vote by internet or telephone, you will need the control number on your Notice, proxy card or voting instruction form. Votes must be submitted by the conclusion of the Annual Meeting to be counted for the meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the secretary in writing, submitting a proxy dated later than your original proxy, or attending and voting at the Annual Meeting.

If you hold your Shares indirectly in an account at a bank, brokerage firm, broker-dealer or nominee, you are a beneficial owner of Shares held in “street name”. You will receive all proxy materials directly from your bank, brokerage firm, broker-dealer or nominee and you must either direct them as to how to vote your Shares or obtain from them a proxy to vote at the Annual Meeting. Please refer to the notice of internet availability of proxy materials or the voter instruction form used by your bank, brokerage firm, broker-dealer or nominee for specific instructions on methods of voting. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Shares with respect to Proposals 1 or 2, your vote will NOT be counted for those matters. It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your bank, brokerage firm, broker-dealer or nominee with voting instructions. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Shares on Proposal 3, your bank, brokerage firm, broker-dealer or nominee will generally be able to vote on Proposal 3 as he, she or it determines.

You are urged to vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your Notice. For those of you who have elected email delivery, please follow the instructions for voting provided in the email. If you elect to receive your proxy materials by mail, please make sure to complete, sign, date and return your proxy card promptly to make certain your Shares will be voted at the Annual Meeting.

If you do not vote your Shares, your Shares will not be counted and we may not be able to hold the Annual Meeting. We encourage you to vote by proxy using one of the methods described above even if you plan to attend the Annual Meeting so that we will know as soon as possible whether enough votes will be present.

How to Participate in the Annual Meeting

You will be able to join our Annual Meeting as either a shareholder or a guest. All registered shareholders and shareholders that own in “street name” will be able to ask questions and vote their Shares at the meeting by following the instructions below. Guests will be permitted to join the meeting but will not be permitted to ask questions.

You can access the Annual Meeting by joining through this link: https://web.lumiagm.com/202329683. If you are a registered shareholder owning Shares directly in your name and you would like to be able to ask a question or vote at the Annual Meeting, you should click on “I have a control number”, enter the control number found on your proxy card or Notice you previously received, and enter the password “federal2021” (the password is case sensitive) to enter the meeting. If you hold your Shares in “street name” through a broker, brokerage firm, broker-dealer or nominee and you would like to be able to ask a question or vote at the Annual Meeting, you must first obtain a legal proxy from your broker, brokerage firm, broker-dealer or nominee and then submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and must be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. local time on April 21, 2021. You will receive a confirmation of your registration by email from American Stock Transfer and & Trust Company, LLC after they receive your registration materials. The email will also include a control number so that you can ask a question or vote at the Annual Meeting by clicking on “I have a control number”. Shareholders who hold Shares in “street name” will not be able to vote your Shares or ask questions without first completing this registration process. Once you are in the meeting, you can vote your Shares by clicking on the Shareholder Central link on the screen to submit your ballot. You may also continue to vote using the instructions provided in the Proxy Materials until the Annual Meeting concludes.

If you do not want to vote your Shares during the meeting or ask a question, you can join the meeting as a guest using the same link above. You will not need to have your control number or to complete a registration in order to participate as a guest. We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting webcast. Electronic check in begins at 8:30 a.m. local time on May 5, 2021, the day of the Annual Meeting, so that we may address any technical difficulties before the Annual Meeting webcast begins. If you encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, please go to https://go.lumiglobal.com/faq or call 718-931-8399, ext. 6449.

Eliminating Duplicative Proxy Materials

We have adopted a procedure approved by the SEC called “householding” under which multiple shareholders who share an address and do not participate in electronic delivery will receive only one copy of the annual proxy materials or Notice unless we receive contrary instructions from one or more the shareholders. If you would like to opt out of householding and continue to receive multiple copies of the proxy materials or Notice at the same address, or if you have previously opted out of householding and would now like to participate, you can do so by notifying us in writing, by telephone or by email at: Investor Relations, 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852, (800) 937-5449, IR@federalrealty.com.

Solicitation of Proxies

We will bear the cost of soliciting proxies from beneficial owners of our Shares. Our trustees, officers and employees, acting without special compensation, and other agents may solicit proxies by telephone, internet, or otherwise. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold our Shares of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our Shares for their reasonable expenses incurred in forwarding such materials.

Beneficial owners of our Shares who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the shareholder.

Shareholder Proposals for 2022 Annual Meeting

Proposals of shareholders intended to be presented at the 2022 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be delivered to us at 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852, Attention: Corporate Secretary and received by us no later than November 25, 2021 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. All proposals must comply with the requirements set forth in our Bylaws and the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2022 Annual Meeting of Shareholders. Pursuant to our proxy access Bylaw provision, a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of the Company’s outstanding common shares, may nominate and include in the Company’s annual meeting proxy materials up to the greater of two trustees or 20% of the number of trustees serving on the Board, if the shareholder(s) and the nominee(s) meet the requirements specified in Article II, Section 13 of our Bylaws. Our Bylaws are available by written request made to the General Counsel & Secretary, 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852.

If you want to present a proposal for the 2022 Annual Meeting but do not wish to have it included in the proxy statement and proxy card, you must provide written notice to us no later than November 25, 2021 at the same address as set forth above.

For the Trustees,

Dawn M. Becker Executive Vice President—General Counsel and Secretary

Federal Realty Investment Trust 909 Rose Avenue, Suite 200 North Bethesda, Maryland 20852

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SUBMIT IT TODAY.

Appendix A

Reconciliation of Non-GAAP Financial Measures

Property Operating Income:

Property operating income is a non-GAAP measure that consists of rental income and mortgage interest income, less rental expenses and real estate taxes. This measure is used internally to evaluate the performance of property operations and we consider it to be a significant measure. Property operating income should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

The reconciliation of operating income to property operating income for the years ended December 31, 2020 and 2019 is as follows:

	2020	2019
	(in thousands)
Operating income	$289,524	$470,911
General and administrative expense	$41,680	$42,754
Depreciation and amortization	$255,027	$239,758
Impairment Charge	$57,218	$-
Gain on sale of real estate, net of tax	$(98,117)	$(116,393)

Property operating income	$545,332	$637,030

Funds from Operations:

Funds from operations (“FFO”) is a supplemental non-GAAP financial measure of real estate companies’ operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as follows: net income, computed in accordance with U.S. GAAP, plus real estate related depreciation and amortization, gains and losses on the sale of real estate, and impairment write-downs of depreciable real estate. We compute FFO in accordance with the NAREIT definition, and we have historically reported our FFO available for common shareholders in addition to our net income and net cash provided by operating activities. We consider FFO available for common shareholders a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of the real estate assets diminishes predictably over time, as implied by the historical cost convention of GAAP and the recording of depreciation. It should be noted that FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income), should not be considered an alternative to net income as an indication of our performance, and is not necessarily indicative of cash flow as a measure of liquidity or ability to fund cash needs, including the payment of dividends. We use FFO primarily as one of several means of assessing our operating performance in comparison with other REITs.

The reconciliation of net income to FFO available for common shareholders for the years ended December 31, 2020 and 2019 is as follows:

	2020	2019
	(in thousands, except per share data)
Net income	$135,888	$360,542
Net income attributable to noncontrolling interests	$(4,182)	$(6,676)
Gain on sale of real estate, net of tax	$(91,922)	$(116,393)
Impairment charge, net	$50,728	$-
Depreciation and amortization of real estate assets	$228,850	$215,139
Amortization of initial direct costs of leases	$20,415	$19,359

Funds from operations	$339,777	$471,971
Dividends on preferred shares	$(8,042)	$(7,500)
Income attributable to operating partnership units	$3,151	$2,703
Income attributable to unvested shares	$(1,037)	$(1,355)

Funds from operations available for common shareholders	$333,849	$465,819

Weighted average number of common shares, diluted	76,261	75,514

Funds from operations available for common shareholders, per diluted share	$4.38	$6.17

A-1

FEDERAL REALTY INVESTMENT TRUST THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and DANIEL GUGLIELMONE, or either of them, asthe true and lawful attorneys and proxies of the undersigned, with full power of substitution ineach of them, for and in the name of the undersigned, to vote and otherwise act at the AnnualMeeting of Shareholders of the Trust to be held on Wednesday, May 5, 2021 at 9:00 a.m. thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the virtually at https://web.lumiagm.com/202329683, or at any postponement or adjournment undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters. The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby may do hereunder. The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies accompanying Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of theProxy Statement and revokes any proxy previously given with respect to the Annual (Continued and to be signed on the reverse side) 1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF FEDERAL REALTY INVESTMENT TRUST May 5, 2021 The Annual Report/Form 10-K/Notice & Proxy Statement is available at:NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALhttp://www.federalrealty.com/shareholder-meeting : envelope provided as soonPlease sign, date and mailyour proxy card in theas possible. Please detach along perforated line and mail in the envelope provided. 00003333333030300000 4 050521 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HEREAND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. X To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date Signature of Shareholder Date 1. To elect the following Trustees as set forth in the accompanying Proxy Statement: FOR AGAINST ABSTAIN David W. Faeder Elizabeth I. Holland Nicole Y. Lamb-Hale Anthony P. Nader, III Mark S. Ordan Gail P. Steinel Donald C. Wood 2.To hold an advisory vote approving the compensation of our namedexecutive officers. 3.To ratify the appointment of Grant Thornton LLP as our independent31registered public accounting firm for the fiscal year ending December, 2021. 4.To consider and act upon any other matters properly coming before the meeting or anypostponement or adjournment thereof. Signature of Shareholder Date Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please giveful title as such. If the signer is a corporation, please sign fu corporate name by duly authorized officer, giving fu title as such. If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL REALTY INVESTMENT TRUSTANNUAL MEETING OF SHAREHOLDERS OF May 5, 2021 PROXY VOTING INSTRUCTIONS instructions or scan the QR code with your smartphone. Have your proxycard available when you access the web page.INTERNET - Access “www.voteproxy.com” and follow the on-screen TELEPHONEUnited States or instructions. Have your proxy card available when you call.- Call toll-free 1-718-921-85001-800-from foreign countries and follow thePROXIES (1-800-776-9437) in the MAILsoon as possible.- Sign, date and mail your proxy card in the envelope provided as COMPANY NUMBER please visit live via the Internet this year. To attend the meeting via the Internet,and be sure to have your control number available.VIRTUALLY AT THE MEETINGhttps://web.lumiagm.com/202329683 (password:federal2021).- The company will be hosting the meeting ACCOUNT NUMBER The Annual Report/Form 10-K/Notice & Proxy Statement is available at:NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALhttp://www.federalrealty.com/shareholder-meeting : Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00003333333030300000 4 050521THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HEREAND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. x 1. To elect the following Trustees as set forth in the accompanying Proxy Statement: FOR AGAINST ABSTAIN David W. Faeder Elizabeth I. Holland Nicole Y. Lamb-Hale Anthony P. Nader, III Mark S. Ordan Gail P. Steinel Donald C. Wood 2.To hold an advisory vote approving the compensation of our namedexecutive officers. FOR AGAINST ABSTAIN 1234 MAIN STREET APT. 203 NEW YORK, NY 10038JOHN SMITH 3.To ratify the appointment of Grant Thornton LLP as our independent31registered public FOR AGAINST ABSTAIN accounting firm for the fiscal year ending December, 2021. To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method. 4.To consider and act upon any other matters properly coming before the meeting or anypostponement or adjournment thereof. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please giveful title as such. If the signer is a corporation, please sign fu corporate name by duly authorized officer, giving fu title as such. If signer is a partnership, please sign in partnership name by authorized person.